   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 17, 1997

                                                      REGISTRATION NO. 333-29969
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------


                                AMENDMENT NO. 3
                                       TO
                                   FORM SB-2


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                           --------------------------

                         CHOICETEL COMMUNICATIONS, INC.

                 (Name of small business issuer in its charter)

             MINNESOTA                              4813                              41-1649949
     (State or jurisdiction of          (Primary Standard Industrial               (I.R.S. Employer
  incorporation or organization)         Classification Code Number)              Identification No.)

                             9724 10TH AVENUE NORTH
                           PLYMOUTH, MINNESOTA 55441
                                 (612) 544-1260

 (Address and telephone number of registrant's principal executive offices and principal place of business)

                                 JACK S. KOHLER
                   VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                             9724 10TH AVENUE NORTH
                           PLYMOUTH, MINNESOTA 55441
                             PHONE: (612) 544-1260
                              FAX: (612) 544-1281

           (Name, address and telephone number of agent for service)

                           --------------------------

           COPIES OF ALL COMMUNICATIONS, INCLUDING ALL COMMUNICATIONS
               SENT TO THE AGENT FOR SERVICE, SHOULD BE SENT TO:

          ROBERT T. MONTAGUE                     MICHELE D. VAILLANCOURT
Robins, Kaplan, Miller & Ciresi L.L.P.          Winthrop & Weinstine, P.A.
          2800 LaSalle Plaza                     3000 Dain Bosworth Plaza
          800 LaSalle Avenue                      60 South Sixth Street
  Minneapolis, Minnesota 55402-2015         Minneapolis, Minnesota 55402-4430
        Phone: (612) 349-8500                     Phone: (612) 347-0700
         Fax: (612) 339-4181                       Fax: (612) 347-0600

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                           --------------------------

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. /X/

                           --------------------------

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                SUBJECT TO COMPLETION, DATED SEPTEMBER 17, 1997

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                         CHOICETEL COMMUNICATIONS, INC.

                                 800,000 UNITS
               EACH UNIT CONSISTING OF ONE SHARE OF COMMON STOCK
                AND ONE REDEEMABLE COMMON STOCK PURCHASE WARRANT
                             ---------------------

    ChoiceTel Communications, Inc. (the "Company") is offering 800,000 units (the "Units"), each Unit consisting of one share of the Company's Common Stock, par value $0.01 per share (the "Common Stock"), and one redeemable Common Stock Purchase Warrant ("Redeemable Warrant"). The Redeemable Warrants are immediately exercisable and transferable separately from the Common Stock. Each Redeemable Warrant entitles the holder to purchase, at any time until five years following the date that the Registration Statement relating to this Prospectus (the "Registration Statement") has been declared effective by the Securities and Exchange Commission (the "Effective Date"), one share of Common Stock at an exercise price of $9.50 per Redeemable Warrant, subject to adjustment. The Redeemable Warrants are subject to redemption by the Company for $0.01 per Redeemable Warrant at any time 120 or more days after the Effective Date, on 30 days' written notice, provided that the closing bid price of the Common Stock exceeds $10.00 per share (subject to adjustment) for any 10 consecutive trading days prior to such notice. See "Description of Securities."

    In addition to the Units offered hereby, this Prospectus also relates to the registration for issuance by the Company of an additional 800,000 shares of Common Stock upon exercise of the Redeemable Warrants. See "Description of Securities."

    Prior to this offering, there has been no public market for any of the Company's securities, and no assurance can be given that a market will develop or will be maintained after the offering. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. The Company has filed an application for quotation of its Common Stock and Redeemable Warrants on The Nasdaq SmallCap Market under the symbols PHON and PHONW, respectively.

                           --------------------------

    THE SECURITIES OFFERED HEREBY ARE HIGHLY SPECULATIVE, INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION, AND SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING AT PAGE 6 FOR A DISCUSSION OF RISK FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES OFFERED HEREBY AND "DILUTION" ON PAGE 14.
                             ---------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
      ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                                                                                  UNDERWRITING        PROCEEDS TO
                                                            PRICE TO PUBLIC       DISCOUNT(1)          COMPANY(2)
Per Unit.................................................        $7.50               $0.675              $6.825
Total (3)................................................      $6,000,000           $540,000           $5,460,000

(1) The Company has agreed to (i) pay to the Underwriter a non-accountable expense allowance equal to 2.0% of the gross proceeds of the offering; (ii) indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"); and
    (iii) grant the Underwriter a five-year warrant, exercisable during the last four years, to purchase up to 80,000 Units at an exercise price of $9.00 per Unit (the "Underwriter's Warrant"). See "Underwriting."

(2) Before deducting offering expenses payable by the Company estimated at $460,000, including the non-accountable expense allowance described in Note 1.

(3) Does not include 120,000 additional Units to cover over-allotments, if any, which the Underwriter has an option to purchase from the Company for forty-five (45) days from the date of this Prospectus. See "Underwriting." If the option is exercised in full, the total Price to Public, Underwriting Discount and Proceeds to Company will be $6,900,000, $621,000, and $6,279,000, respectively.

                           --------------------------

    The Units are offered by the Underwriter on a "firm commitment" basis when, as and if delivered to and accepted by it, subject to the Underwriter's right to reject orders in whole or in part. It is expected that delivery of certificates
representing the securities will be made on or about             , 1997 in
Minneapolis, Minnesota.

                      EQUITY SECURITIES INVESTMENTS, INC.

               THE DATE OF THIS PROSPECTUS IS             , 1997.

    In the course of making forward-looking statements about the Company's expectations for future performance, management makes assumptions which at the time are based on information deemed to be accurate and relevant. The Company's ability to achieve management's expectations is dependent upon numerous factors, many of which are outside of the Company's control. Variations from the assumptions used in making the forward-looking statements will cause the Company's performance to differ from that expressed in such statements, and those variations could be material.
                            ------------------------

    Prior to this offering, the Company has not been subject to the informational requirements of the Securities Exchange Act of 1934, as amended. After completion of this offering, the Company intends to furnish to its shareholders annual reports containing audited financial statements and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.
                            ------------------------

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES OFFERED HEREBY, INCLUDING OVER-ALLOTMENTS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."
                            ------------------------

                         INDEX OF CERTAIN DEFINED TERMS

DEFINED TERM                                     PAGE
---------------------------------------------  ---------
AT&T.........................................          6
Bank.........................................         11
CAT..........................................         11
ChoiceTel....................................         15
CI...........................................         15
Common Stock.................................          1
Company......................................       1, 3
Dial-Around..................................      6, 26
Effective Date...............................          1
FCC..........................................          6
independent pay telephones...................         23
interLATA....................................         23
intraLATA....................................      8, 23
LATA.........................................         23
LEC..........................................      6, 23
MBCA.........................................         33
MN Act.......................................     16, 28
MNPUC........................................         16
OSP..........................................         17

DEFINED TERM                                     PAGE
---------------------------------------------  ---------

PAL..........................................         28
PSP..........................................      6, 23
public pay telephones........................         23
PUC..........................................          7
RBOC.........................................      6, 23
Redeemable Warrant...........................          1
Registration Statement.......................          1
ROI..........................................         19
SEC..........................................         33
Securities Act...............................          1
Site Agreements..............................         27
Site Providers...............................          6
smart phones.................................         24
Telco West...................................         11
Telecom Act..................................          6
Underwriter..................................         42
Underwriter's Warrant........................          1
Units........................................          1
U.S. West....................................         16

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND THE COMBINED FINANCIAL STATEMENTS OF THE COMPANY, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS HAS BEEN ADJUSTED TO REFLECT THE CONSUMMATION OF THE ACQUISITIONS DESCRIBED UNDER "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - RECENT ACQUISITIONS." IN ADDITION, AND UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS HAS BEEN ADJUSTED TO REFLECT A TWO-FOR-ONE STOCK SPLIT WHICH OCCURRED IN APRIL 1997. AS USED IN THIS PROSPECTUS, UNLESS THE CONTEXT REQUIRES OTHERWISE, THE "COMPANY" MEANS CHOICETEL COMMUNICATIONS, INC., AND ITS WHOLLY-OWNED SUBSIDIARY, CHOICETEL, INC. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES THAT THE OVER-ALLOTMENT OPTION GRANTED TO THE UNDERWRITER IS NOT EXERCISED. SEE "UNDERWRITING."

                                  THE COMPANY

    The Company is the largest independent payphone service provider in Minnesota. The Company installed its first payphones in 1990 and presently has an installed base of approximately 3,000 payphones in 10 states. Management believes that it has developed the skills and systems to operate the Company on a larger scale and intends to grow through internal expansion and acquisitions.

    The Company believes the outlook for the pay telephone industry is favorable because of recent legislation that has led to deregulation of the rates for local pay telephone calls and an increase in the amount of compensation for certain types of calls which previously produced little revenue for payphone service providers. The Company anticipates that the rates for local pay telephone calls will increase as a result of the deregulation. The Company also believes that the continued expansion in telecommunication services, including the rise in call waiting, voice mail and pager usage, will result in increased calling volume, thus increasing the revenue generated by payphones. Deregulation is also expected to lead to increased competition among local telephone service providers and management anticipates that the increased competition will reduce telephone line charges, one of the Company's principal operating expenses.

    The Company has expanded its business through the installation of pay telephones at new sites and through strategic acquisitions of payphone routes and related assets. Since 1993, the Company has completed the acquisition of four payphone routes, adding over 2,000 telephones to the Company's operations, of which approximately 1,600 were added in 1997. The Company seeks to acquire payphone routes with modern equipment, long-term leases, potential for additional installations, a favorable regulatory environment, and attractive returns based upon current operating conditions. The Company believes that the pay telephone industry will continue to grow and the Company will be well positioned to capture a larger share of the market.

    The Company has developed a computer processing network that automates many of the operations necessary for the efficient management of payphone routes. The payphones operated by the Company are computer-based, enabling the Company to monitor payphones in the field from its central office. The network allows the Company to monitor phone call volume, identify malfunctioning equipment, dispatch repair service, schedule efficient coin collections, calculate commissions, print checks for location owners, rate and process long-distance calls, and generate reports that analyze and monitor the profitability of the phones. Management believes that as the Company grows, the network can be expanded easily with little additional investment in infrastructure.

    The Company was incorporated in Minnesota in 1989 as Intelliphone, Inc., and changed its name in April 1997 to ChoiceTel Communications, Inc. Its executive offices are located at 9724 10th Avenue North, Plymouth, Minnesota 55441, and its telephone number is (612) 544-1260.

                                  THE OFFERING

                                           800,000 Units, each Unit consisting of one share
Securities Offered.......................  of Common Stock and one Redeemable Warrant. Each
                                           Redeemable Warrant entitles the holder to
                                           purchase, at any time until five years after the
                                           Effective Date, one share of Common Stock at an
                                           exercise price of $9.50 per Redeemable Warrant,
                                           subject to adjustment. The Redeemable Warrants
                                           are subject to redemption by the Company for
                                           $0.01 per Redeemable Warrant at any time 120 or
                                           more days after the Effective Date, on 30 days'
                                           written notice, provided that the closing bid
                                           price of the Common Stock exceeds $10.00 per
                                           share (subject to adjustment) for any 10
                                           consecutive trading days prior to such notice.
                                           See "Description of Securities."

Securities Outstanding:(1)
  Before the Offering....................  2,115,006 shares of Common Stock
  After the Offering.....................  2,915,006 shares of Common Stock

Use of Proceeds..........................  To retire debt, to finance acquisitions and expansion, and for working capital and general
                                           corporate purposes. See "Use of Proceeds."

Proposed Nasdaq SmallCap Market            Common Stock: PHON
  Symbols................................  Redeemable Warrants: PHONW

--------------------------
(1) Does not include 222,500 shares of Common Stock reserved for issuance pursuant to options, consisting of outstanding options covering 122,500 shares and options for up to 100,000 shares which may be granted pursuant to the Company's 1997 Long-Term Incentive and Stock Option Plan, or 800,000 shares of Common Stock issuable upon exercise of the Redeemable Warrants comprising part of the Units in the offering. Also does not include 80,000 shares of Common Stock comprising part of the Units issuable upon exercise of the Underwriter's Warrant or 80,000 shares reserved for issuance upon exercise of the Redeemable Warrants comprising part of the Units subject to the Underwriter's Warrant and up to 55,880 shares issuable upon conversion of a note issued in connection with a recent acquisition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Recent Acquisitions," "Management," "Certain Transactions," "Description of Securities" and "Underwriting."

                                  RISK FACTORS

    An investment in the securities offered hereby is highly speculative and involves a high degree of risk and immediate substantial dilution. The Units should be purchased only by persons who can afford to lose their entire investment. See "Risk Factors" beginning at page 6 for a discussion of risk factors that should be considered in connection with an investment in the Units and "Dilution" at page 14.

                        SUMMARY COMBINED FINANCIAL DATA

                                                 YEAR ENDED DECEMBER 31,                     SIX MONTHS ENDED JUNE 30,
                                        -----------------------------------------   -------------------------------------------
                                                                1996                                          1997
                                                    -----------------------------                 -----------------------------
                                           1995        ACTUAL       PRO FORMA(1)       1996         ACTUAL        PRO FORMA(1)
                                        ----------  -------------   -------------   -----------   -----------     -------------
                                                              (DOLLARS IN 000S, EXCEPT PER SHARE FIGURES)
STATEMENT OF OPERATIONS DATA:
Service revenue.......................    $2,817        $3,562          $7,705          $1,618          $3,768        $3,891
Cost of service.......................     1,785         1,987           4,298           1,031           1,719         1,792
Income (loss) before income taxes.....       122          (605)(2)      (1,023)(2)          (2)            363(2)        232(2)
Provision for income taxes
  (unaudited)(3)......................        --            --              --              --             127            81
Pro forma provision for income taxes
  (credit) (unaudited)................        43             0             125               1              --            --
Net income (unaudited)(3).............        --            --              --              --             236(2)        151(2)
Pro forma net income (loss)
  (unaudited).........................        79          (605)         (1,148)              1              --            --
Per share:
  Net income (unaudited)..............        --            --              --              --           $0.12(2)      $0.07(2)
  Pro forma net income (loss)
    (unaudited).......................    $ 0.04        $(0.31)(2)      $(0.54)(2)      $(0.00)             --            --
Shares outstanding-weighted average...  1,935,189    1,948,489       2,134,729       1,935,189       1,951,516     2,137,756

                                                            DECEMBER 31, 1996                 JUNE 30, 1997
                                                          ----------------------  -------------------------------------
                                                                         PRO                     PRO      PRO FORMA AS
                                                           ACTUAL     FORMA(1)     ACTUAL     FORMA(1)    ADJUSTED(1)(4)
                                                          ---------  -----------  ---------  -----------  -------------
                                                                                (DOLLARS IN 000S)
BALANCE SHEET DATA:
Current assets..........................................  $   1,210   $   1,371   $   1,311   $   1,211     $   3,246
Total assets............................................      2,969       8,440       6,756       8,927        10,962
Current liabilities.....................................      1,736       4,404       5,161       5,736         2,771
Long-term debt..........................................        570       2,673         631       1,528         1,528
Shareholders' equity....................................        664       1,362         964       1,663         6,663
Working capital (deficit)...............................       (526)     (3,033)     (3,850)     (4,525)          475

--------------------------
(1) Gives effect to the acquisitions described under "Management's Discussion and Analysis of Financial Condition and Results of Operations - Recent Acquisitions" as if they were completed acquisitions as of the beginning of the statement of operations periods presented or the balance sheet dates, as applicable. The pro forma financial information is presented for illustration purposes only and is not indicative of what the Company's actual results and financial condition would have been for the periods and as of the dates presented.

(2) Reflects reserve for Minnesota sales tax contingency of $865,000 established December 31, 1996 for the years ended prior thereto and $110,140 for the six months ended June 30, 1997. See "Business - Legal Proceedings - Minnesota Sales Tax" and the Combined Financial Statements of the Company and notes thereto.

(3) Reflects the termination of the Company's status as an "S" corporation effective January 1997.

(4) Adjusted to reflect the sale of the 800,000 Units offered hereby and the application of the net proceeds thereof (after deducting the underwriting discount and estimated offering expenses) as described in "Use of Proceeds."

                                  RISK FACTORS

    AN INVESTMENT IN THE SECURITIES OFFERED HEREBY IS HIGHLY SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. PRIOR TO MAKING AN INVESTMENT, A PROSPECTIVE INVESTOR SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, AS WELL AS OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, INCLUDING THE COMBINED FINANCIAL STATEMENTS OF THE COMPANY AND NOTES THERETO CONTAINED ELSEWHERE HEREIN.

    RISKS ASSOCIATED WITH EXPANSION STRATEGY. The Company intends to expand its business by contracting to install payphones or acquiring assets from payphone service providers ("PSPs") in geographic areas where the Company is presently operating as well as in new areas. There can be no assurance that the Company will be able to identify and acquire businesses on a basis which permits it to satisfy its minimum rates of return and other criteria for acquisitions. Further, there can be no assurance that the Company will be able to locate favorable new sites for internal growth, obtain the capital necessary to permit it to pursue its business strategies, access developing technologies at satisfactory costs to provide those service enhancements demanded by consumers and location owners ("Site Providers") in its existing and future businesses, or hire qualified new employees to meet the requirements of its expanding business. The Company has been in business since 1989 and, therefore, has a limited history of operations. Consequently, there can be no assurance that the Company's business strategy will prove to be successful or that expansion of the Company's business will not have a material adverse effect on the operations and financial condition of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Recent Acquisitions" and "Business - Acquisition and Expansion Strategy."

    COMPETITION. The pay telephone business is highly competitive. The Company has no patents or exclusive rights to operate its business. The markets in which the Company operates are fragmented, but include certain large, well-capitalized providers of telecommunications services with substantially greater resources than the Company. The Company's principal competition in the pay telephone business comes from local exchange carriers ("LECs") operated by the regional Bell operating companies (the companies that were formed as a result of the 1985 divestiture of American Telephone & Telegraph Company ("AT&T"), collectively referred to herein as "RBOCs"), GTE Corporation, a number of independent providers of pay telephone services, major operator service providers and interexchange carriers. In addition to offering pay telephone service, LECs are the exclusive line service providers in certain geographical regions. The Company also competes with many other non-LEC telecommunication companies which offer services similar to those of the Company. Increased competition from these sources could cause the Company to offer higher commissions to new Site Providers. Such higher commissions could have a material adverse effect on the Company by impeding its ability to grow and by increasing its operating expenses as a percentage of revenue. Wireless and cellular communications provide an alternative to payphones and may, therefore, be a factor in slowing the rate of growth of the payphone industry. See "Business - Competition."

    PENDING DETERMINATION OF DIAL-AROUND COMPENSATION RATE. Pursuant to the Telecommunications Act of 1996 (the "Telecom Act"), the Federal Communications Commission (the "FCC"), which administers the interstate common carriage of telecommunications, was authorized to evaluate and adjust the amount of compensation paid by long-distance carriers to payphone companies when consumers access a long-distance carrier directly by dialing an access or an 800 number or by using a non-billable calling card and thereby "dial-around" the Company's long-distance carrier in order to reach another long-distance carrier ("Dial-Around"). The FCC's payphone order, effective as of November 6, 1996, increased the flat rate of Dial-Around compensation to approximately $45 per payphone per month on an interim basis, based on $0.35 per call times the national average of 131 monthly Dial-Around calls placed per payphone. Prior to the increase in Dial-Around compensation, the Company was receiving approximately $6 per payphone per month in Dial-Around compensation. The increase mandated by the FCC resulted in a significant increase in the amount and proportion of the Company's revenue from Dial-Around compensation, from $50,201 (or 1.8% of revenue) in the year ended December 31, 1995 to $197,456 (or 7.0% of revenue) in the year ended December 31, 1996, and from $48,118 (or 3.0% of revenue) in the six months ended June 30, 1996 to $700,695 (or 18.6% of revenue) in the six months ended June 30, 1997. Pursuant to an appeal of the FCC's order, the U.S. Court of Appeals for the D.C. Circuit ruled in July 1997 that the FCC's use of $0.35 as a per call rate to determine an interim rate of monthly Dial-Around compensation per payphone, which was based on the per call rate for a local coin call in states where the local coin call rates have been deregulated, was inappropriate and instructed the FCC to re-examine the $0.35 per call rate. In its Public Notice, DA 97-1673, dated August 5, 1997 (the "Public Notice"), the FCC solicited comments on "whether the local coin rate, subject to an offset for expenses unique to those calls, is an appropriate per call compensation rate" for determining the rate of Dial-Around compensation. The comment period was scheduled to expire on September 9, 1997, and there can be no assurance when the FCC will issue another order regarding the rate of Dial-Around compensation, what that order will determine, whether the order will be appealed, and what the determination would be upon any appeal. While it is not a forgone conclusion that the FCC's order on reconsideration will result in a rate of Dial-Around compensation that is less than $45 per payphone per month, that was the intent of the appeal of the FCC's 1996 order. Pursuant to the Public Notice, the long-distance carriers are required to pay the payphone service providers Dial-Around compensation at a rate based on the $0.35 per call rate, or approximately $45 per payphone per month, during the pendency of the rate determination. However, the FCC stated that retroactive adjustments to such compensation may occur. In a letter to the FCC dated August 15, 1997, AT&T challenged the FCC's authority to order the long-distance carriers to make any payments during the pendency of the rate determination and stated its intention to make Dial-Around payments voluntarily based on its imputed rate of $0.12 per call, subject to retroactive adjustments, up or down, after the FCC's final order on remand. Because the Company cannot be certain that the rate of Dial-Around compensation will not be reduced retroactively or in the future, and because the Company believes that the cost differential between coin calls and Dial-Around calls is no more than $0.05 per call, it has established a reserve in the amount of $109,000 at June 30, 1997 to cover a potential decrease from $0.35 to $0.30 in the per call amount used to determine the Dial-Around compensation rate, retroactive to November 1996, and it will continue to accumulate this reserve until the Company believes there is a sufficient level of certainty regarding the rate of Dial-Around compensation. However, there can be no assurance that a reduction, if any, in the per call charge used to determine the rate of Dial-Around compensation will not be greater than $0.05 per call. A reduction in the rate of Dial-Around compensation that is to be paid to the Company that is greater than the Company's estimate of such reduction could have an adverse effect on the results of operations and financial condition of the Company, which could be material. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Results of Operations" and "Business - Government Regulation - Dial-Around Compensation."

    OTHER REGULATORY FACTORS. The Company's operations are significantly influenced by the regulation of pay telephone services. Authority for regulating these services is concurrently vested in the FCC, and the various state public utilities commissions ("PUCs"). Regulatory jurisdiction is determined by the interstate or intrastate character of the subject service, and the degree of regulatory oversight exercised varies among jurisdictions. Regulatory actions by these agencies have had, and are expected to continue to have, both positive and negative effects upon the Company. While most matters affecting the Company's operations fall within the administrative purview of these regulatory agencies, state and federal legislatures and the federal district court administering the AT&T divestiture are also involved in establishing certain rules and requirements governing aspects of these services. Changes in existing laws and regulations, as well as new laws and regulations, applicable to the activities of the Company or other telecommunications businesses, may materially adversely impact the operations and financial condition of the Company. See "Business - Government Regulation."

    The FCC has had under consideration for several years proposals that would require most interstate long-distance calls initiated by dialing "0" from pay telephones to be completed using one or more predetermined long-distance carriers, such as AT&T, MCI and Sprint, rather than through the automated pay telephone or operator service provider to whom the pay telephones are pre-subscribed ("Billed Party

Preference"). Some proposals would also extend Billed Party Preference to most intrastate calls initiated by dialing 0. There is significant industry opposition to all of the proposals. Although the Company believes it is unlikely that such proposals will be implemented, if they were to be adopted and implemented as currently proposed, they could have a material adverse impact on the Company's business.

    The FCC also has under consideration alternatives to Billed Party Preference, including rate cap and rate disclosure proposals. Although Billed Party Preference and its alternatives have been under consideration since 1987, the Company cannot predict whether or when the FCC will adopt any such proposals, or, if adopted, whether a rate cap or rate disclosure will have a material adverse impact on the Company.

    The FCC's 1996 payphone order will repeal all rules regulating the cost of a local payphone call in October 1997, with the intention that the market will set the rate for local payphone calls. See "Business - Government Regulation - Deregulation of Local Pay Telephone Rates." The Company believes that deregulation of rates for local pay telephone calls will result in increased rates. However, there can be no assurance that there will be an increase in the rates for local pay telephone calls, and the absence of such an increase could have an adverse effect upon the Company's results of operations and financial condition, which could be material.

    State regulatory commissions are primarily responsible for regulating the rates, terms and conditions for intrastate telephone services available from pay telephones. There are several states in which it is illegal to provide certain intrastate services using non-LEC pay telephones, and such prohibitions could adversely affect the Company's ability to expand. In addition, several states have not authorized competition among intraLATA operator services (services related to calls originating and terminating in the same local access transport area) because of the exclusive franchise granted to LECs in such states. All of these barriers are expected to be eliminated as a result of the Telecom Act. See "Business - Government Regulation."

    TECHNOLOGICAL CHANGE AND NEW SERVICES. The telecommunications industry has been characterized by rapid technological advancements, frequent new service introductions and evolving industry standards. In the future, the Company's business could be adversely affected by the introduction of new technology, such as improved wireless communications, cellular telephone service and other personal communications systems. The Company believes that its future success will depend on its ability to anticipate and respond to changes and new technology. There can be no assurance that the Company will have sufficient resources to make the investments necessary to acquire new technology or to introduce new services that would satisfy an expanded range of customer needs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

    DEPENDENCE UPON THIRD-PARTY PROVIDERS. The Company's ability to complete operator and direct dial long-distance calls is dependent upon contractual arrangements with long-distance carriers. While the Company believes that it has access to several providers of these services at competitive rates and expects to continue to have such access in the foreseeable future, the continuing availability of these resources cannot be assured.

    SERVICE INTERRUPTIONS; EQUIPMENT FAILURES. The Company's long-distance operations require that the equipment of its long-distance service providers be operational 24 hours per day, 365 days per year. As is the case with other telecommunications companies, the Company's long-distance operations may experience temporary service interruptions or equipment failures, which may result from causes beyond the Company's control. Any such event could have a material adverse effect on the Company.

    RELIANCE ON SINGLE BRAND OF PAYPHONES. To date, the Company has installed only "INTELLICALL" brand payphones and has acquired companies using only INTELLICALL payphones. If INTELLICALL payphones were to become unavailable for some reason, or if the Company decided to acquire payphones that were not INTELLICALL brand payphones, the Company would experience delay and additional costs in adapting its proprietary software, stocking additional spare parts and training personnel to service the new brand of payphones, which could have a material adverse effect on the Company. See "Business - Acquisition and Expansion Strategy."

    SEASONALITY. Similar to other pay telephone companies, the Company's business is seasonal, with revenues and earnings being generally lower during the winter months and greater during the summer months since weather conditions affect outdoor pay telephone usage.

    DIVIDEND POLICY. The Company does not intend to pay dividends following completion of this offering. See "Dividend Policy."

    RELIANCE ON KEY PERSONNEL. The Company is heavily dependent on the efforts of Jeffrey R. Paletz, Melvin Graf, Jack S. Kohler and certain other management personnel. Jeffrey R. Paletz, Melvin Graf and Jack S. Kohler have each entered into an employment agreement with the Company having a term that expires in April 1999. The loss of the services of one or more of these individuals could have a material adverse effect on the Company. The Company is the beneficiary under policies of life insurance in the aggregate amount of $1,800,000 covering these three officers. In addition, the failure of the Company to attract and retain additional management to support its business strategy could have a material adverse effect on the Company. See "Management."

    DILUTION. Purchasers of the Units will incur immediate and substantial dilution in the tangible book value of $5.46 per share of Common Stock. In addition, the Company may use shares of Common Stock to consummate acquisitions, and any such issuance of Common Stock or the issuance of Common Stock upon the exercise of options or warrants would cause further dilution to existing shareholders. See "Dilution."

    NO PRIOR PUBLIC MARKET; SECURITIES ELIGIBLE FOR FUTURE SALE. Prior to this offering, there has been no public market for any securities of the Company, and there can be no assurance that an active trading market for the Common Stock or Redeemable Warrants will develop or continue after this offering. The Company has filed an application for quotation of its Common Stock and Redeemable Warrants on The Nasdaq SmallCap Market, and no assurance can be given that such application will be accepted. The initial public offering price was determined by negotiations between the Company and the Underwriter based upon several factors and may not be indicative of the market prices for the Common Stock and Redeemable Warrants after this offering. See "Underwriting." The market prices of the Company's Common Stock and Redeemable Warrants could be significantly affected by factors such as variations in the Company's operating results and regulatory developments. Although as a condition of the underwriting, the Company's existing shareholders must agree with the Underwriter not to sell Common Stock for periods of six months to two years from the date of this Prospectus, the market prices of the Common Stock and Redeemable Warrants after this offering could thereafter be adversely affected by sales of Common Stock by those shareholders. See "Securities Eligible for Future Sale."

    POSSIBLE VOLATILITY OF PRICES FOR SECURITIES. The market prices for the Common Stock and Redeemable Warrants may be highly volatile depending on various factors including, among others, the Company's operating results, general conditions in the pay telephone industry, announcements of business developments by the Company or its competitors, and the market for similar securities, which market is subject to various pressures. In addition, the securities market is subject to price and volume fluctuations unrelated to the operating performance of the Company.

    CURRENT PROSPECTUS AND STATE REGISTRATION REQUIRED TO EXERCISE WARRANTS; POSSIBLE REDEMPTION OF WARRANTS. Purchasers of Units will be able to exercise the Redeemable Warrants only if a current prospectus relating to the shares of Common Stock underlying the Redeemable Warrants is then in effect and only if such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of Redeemable Warrants reside. Although the Company will use its best efforts to maintain the effectiveness of a current prospectus covering the shares of Common Stock underlying the Redeemable Warrants, there can be no assurance that the Company will be able to do so, or that any required amendments will be declared effective by federal or state authorities in a timely manner. The Company will be unable to issue shares of Common Stock to those persons desiring to exercise their Redeemable Warrants if a current prospectus covering the securities issuable upon the exercise of the Redeemable Warrants is not kept effective or if such securities are not qualified or exempt from qualification in the states in which the holders of the Redeemable Warrants reside. The Redeemable Warrants are subject to redemption by the Company at $0.01 per Redeemable Warrant at any time 120 or more days after the Effective Date, on 30 days' written notice, if the closing bid price of the Common Stock exceeds $10.00 per share (subject to adjustment) for 10 consecutive trading days prior to such notice. If the Redeemable Warrants are redeemed, holders of Redeemable Warrants will lose their right to exercise the Redeemable Warrants except during such 30-day redemption period. Redemption of the Redeemable Warrants could force the holders to exercise the Redeemable Warrants at a time when it may be disadvantageous for the holders to do so or to sell the Redeemable Warrants at the then market price or accept the redemption price, which is likely to be substantially less than the market value of the Redeemable Warrants at the time of redemption. See "Description of Securities - Redeemable Warrants."

    CONTROL BY MANAGEMENT; ANTI-TAKEOVER PROVISIONS. Upon completion of this offering, officers and directors of the Company will beneficially own approximately 60% of the outstanding shares of Common Stock and, accordingly, will be in a position to control the affairs of the Company, including the election of the Board of Directors. If these shareholders vote together as a group, they will be able to substantially influence the business and affairs of the Company, including the election of individuals to the Company's Board of Directors, and to otherwise affect the outcome of certain actions that require shareholder approval, such as adopting amendments to the Company's articles of incorporation and approving certain mergers, sales of assets and other business acquisitions and dispositions. See "Principal Shareholders."

    The Company is subject to the provisions of the Minnesota Business Corporation Act which includes provisions relating to "control share acquisitions" and restricting "business combinations" with "interested shareholders." Such provisions could have the effect of deterring or delaying a takeover or other change in control of the Company and could have a depressive effect on the market prices of the Common Stock and Redeemable Warrants. Accordingly, shareholders may be denied the opportunity to participate in a transaction which offers a premium to the prevailing market prices of the Common Stock or Redeemable Warrants. See "Description of Securities - Provisions of the Company's Articles and Bylaws and the Minnesota Business Corporation Act."

    DISCRETIONARY USE OF PROCEEDS. Approximately $2,035,000, or 40.7%, of the net proceeds to be received by the Company in the offering have been designated for acquisitions and expansion, and for working capital and general corporate purposes which may be utilized for one or more alternative purposes in the discretion of the Company. See "Use of Proceeds."

    UNDESIGNATED PREFERRED STOCK. The Board of Directors is authorized, without any action by the Company's shareholders, to issue up to 5,000,000 shares of authorized but undesignated Preferred Stock and to fix the powers, preferences, rights and limitations of any such Preferred Stock or any class or series thereof. Persons acquiring Preferred Stock could have preferential rights with respect to voting, liquidation, dissolution or dividends over existing shareholders, including purchasers of Units in this offering. This ability of the Board would permit the Company to adopt a shareholders' rights plan or to take other action that could deter a hostile takeover of the Company, entrench the Board of Directors or deter an unsolicited tender offer. See "Description of Securities."

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the Units are estimated to be approximately $5,000,000 (or approximately $5,801,000 if the Underwriter's over-allotment option is exercised in full) after deducting underwriting discounts and estimated expenses of this offering. The Company intends to apply the net proceeds approximately as follows:

                                                                                    DOLLARS
                                                                                  ------------
Retirement of bank debt.........................................................  $  2,600,000
Retirement of acquisition debt..................................................       365,000
Acquisitions and expansion......................................................     2,000,000
Working capital and general corporate purposes..................................        35,000
                                                                                  ------------
    Total.......................................................................  $  5,000,000
                                                                                  ------------
                                                                                  ------------

    RETIREMENT OF BANK DEBT. Approximately $2,600,000 of the proceeds from this offering will be used to retire the balance of the Company's outstanding obligation to National City Bank (the "Bank"), which obligation arose in January 1997 and matures in January 1998. The Company used $2,200,000 of the proceeds from such loan to finance the acquisition of assets from Telco West, Inc. ("Telco West"). See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Recent Acquisitions." The Company makes principal payments to the Bank on a monthly basis, together with interest on the outstanding loan balance accruing at the rate of two points over the "reference" rate announced from time to time by the Bank.

    RETIREMENT OF ACQUISITION DEBT. Approximately $365,000 of the proceeds from this offering will be used to retire a portion of the Company's outstanding obligation to Telco West, due in April 1998, which arose in connection with the acquisition of site contracts and related assets in Colorado, Idaho, Oregon, Washington and Wyoming. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Recent Acquisitions."

    ACQUISITIONS AND EXPANSION. The Company will reserve approximately $2,000,000 of the proceeds from this offering for acquisitions and expansion. The Company anticipates expanding its business through the acquisition of site contracts and related assets from PSPs. The Company completed the Telco West acquisition in January 1997 and the acquisition of assets of Computer Assisted Technologies, Inc. ("CAT") in August 1997. Although the Company routinely explores acquisition opportunities, no acquisitions are pending as of the date hereof. The portion of the proceeds allocated for future acquisitions will only be used for acquisitions of payphone routes and related businesses and assets. If the Company does not use the full amount of proceeds allocated for acquisitions and expansion, it may use such proceeds for further debt reduction and general corporate purposes.

    WORKING CAPITAL AND GENERAL CORPORATE PURPOSES. The remainder of the proceeds, estimated to be $35,000, will be retained as working capital and used for general corporate purposes.

    If the Underwriter exercises the over-allotment option in full, the Company will realize additional net proceeds of approximately $801,000, which may be used for further debt reduction, to finance acquisitions or for general corporate purposes. In addition, the Company may derive up to $8,740,000 from the exercise of the Redeemable Warrants included in the Units. Any amounts that the Company derives from the exercise of the Redeemable Warrants are expected to be used for further debt reduction, to finance acquisitions or for general corporate purposes. The Company has the right, under certain circumstances, to redeem the Redeemable Warrants for a total cost of up to $9,200. See "Risk Factors - Current Prospectus and State Registration Required to Exercise Warrants; Possible Redemption of Warrants."

    The foregoing use of proceeds is based upon the Company's expectations with respect to its projected business operations and anticipated revenue from such operations. If such expectations are not met, the

Company may have to reallocate the proceeds in such manner as it deems appropriate under the circumstances.

    Pending such uses, the net proceeds of this offering will be invested in bank certificates of deposit, investment-grade securities and short-term, income-producing investments, including government obligations and other money market instruments. The Company believes that the net proceeds of this offering, together with funds generated from operations, will be sufficient to conduct its operations for two years.

                                DIVIDEND POLICY

    The Company intends to retain future earnings to fund the development and growth of its business and, therefore, does not anticipate paying cash dividends on the Common Stock for the foreseeable future. The Company has paid a $0.01 per quarter dividend on its outstanding shares of Common Stock since mid-1995. The Company's credit arrangement with the Bank includes covenants which prohibit the Company from paying dividends at a higher rate. Any future payment of dividends will be determined by the Board of Directors of the Company and will depend on its financial condition, results of operations, restrictions in financing agreements and other factors the Board of Directors deems relevant.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of June 30, 1997, and as adjusted to give effect to the sale of the Units offered hereby and the application of the net proceeds from such sale as set forth under "Use of Proceeds." This material should be read in conjunction with the Combined Financial Statements of the Company and the notes thereto included elsewhere in this Prospectus.

                                                                                      JUNE 30, 1997
                                                                        -----------------------------------------
                                                                                                      PRO FORMA
                                                                                                         AS
                                                                           ACTUAL     PRO FORMA(1)   ADJUSTED(2)
                                                                        ------------  ------------  -------------
Short-term debt.......................................................  $  3,686,178  $  4,260,558  $   1,295,558
Long-term debt, net of current maturities.............................       630,942     1,528,462      1,528,462
Shareholders' equity:(3)
  Preferred Stock, par value $0.01 per share, 5,000,000 shares authorized; none outstanding
  Common Stock, par value $0.01 per share, 15,000,000 shares authorized; 1,928,766 shares issued and outstanding; 2,115,006
    shares pro forma; 2,915,006 shares as adjusted....................     1,479,892     2,178,292      7,178,292
  Paid-in capital.....................................................             0      (515,679)      (515,679)
  Accumulated deficit.................................................      (515,679)            0              0
                                                                        ------------  ------------  -------------
    Total shareholders' equity........................................       964,213     1,662,613      6,662,613
                                                                        ------------  ------------  -------------
      Total capitalization............................................  $  5,281,333  $  7,451,633  $   9,486,633
                                                                        ------------  ------------  -------------
                                                                        ------------  ------------  -------------

--------------------------
(1) Gives effect to the acquisition of assets from CAT as described under "Management's Discussion and Analysis of Financial Condition and Results
    of Operations - Recent Acquisitions" as if it had been completed as of June 30, 1997. The pro forma financial information is presented for illustration purposes only and is not indicative of what the Company's actual financial condition would have been as of such date.

(2) Adjusted to reflect the sale of the 800,000 Units offered hereby and the application of the net proceeds thereof (after deducting the underwriting discount and estimated offering expenses) as described in "Use of Proceeds."

(3) Does not include 186,240 shares of Common Stock issued in August 1997 in connection with a recent acquisition and up to 55,880 shares of Common
    Stock issuable upon conversion of a note issued in connection therewith, 222,500 shares of Common Stock reserved for issuance pursuant to options, consisting of outstanding options covering 122,500 shares and options for up to 100,000 shares which may be granted pursuant to the Company's 1997 Long-Term Incentive and Stock Option Plan, or 800,000 shares of Common Stock issuable upon exercise of the Redeemable Warrants comprising part of the Units in the offering. Also does not include 80,000 shares of Common Stock comprising part of the Units issuable upon exercise of the Underwriter's Warrant or 80,000 shares reserved for issuance upon the exercise of the Redeemable Warrants comprising part of the Units subject to the Underwriter's Warrant. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Recent Acquisitions," "Management," "Certain Transactions," "Description of Securities" and "Underwriting."

                                    DILUTION

    For purposes of the following discussion, it is assumed that the entire amount of each Unit's offering price is allocable to the share of Common Stock included therein and that no amount is allocable to the Redeemable Warrant included therein. The Company's net tangible book value as of June 30, 1997 was $575,020, or $0.30 per share of Common Stock. "Net tangible book value" per share is determined by dividing the tangible net worth of the Company (tangible assets minus total liabilities) by the number of outstanding shares of Common Stock. Without giving effect to changes in net tangible book value after June 30, 1997, except for the sale by the Company of the Units offered hereby (after deduction of the underwriting discount and estimated offering expenses), the Company's net tangible book value at June 30, 1997 would have been $5,575,020, or $2.04 per share. This represents an immediate increase in the net tangible book value per share of Common Stock to the present shareholders of $1.74 and an immediate dilution of $5.46 per share to investors purchasing Units in this offering. The following table illustrates this dilution per share:

Initial public offering price.................................             $    7.50

  Net tangible book value at June 30, 1997....................  $    0.30

  Increase in net tangible book value attributable to new
    investors.................................................       1.74
                                                                ---------
Pro forma net tangible book value after the offering..........                  2.04
                                                                           ---------
Dilution to new investors.....................................             $    5.46
                                                                           ---------
                                                                           ---------

    The following table provides a comparison of the total number of shares of Common Stock purchased from the Company, the total consideration paid, and the average price per share paid by the current holders of Common Stock and by the investors purchasing Units in this offering:

                                                         SHARES PURCHASED     TOTAL CONSIDERATION(1)     AVERAGE
                                                       ---------------------  -----------------------     PRICE
                                                         NUMBER     PERCENT      AMOUNT      PERCENT    PER SHARE
                                                       ----------  ---------  ------------  ---------  -----------
Existing shareholders................................   1,928,766       70.7% $  1,443,473       19.4%  $    0.75
New investors........................................     800,000       29.3     6,000,000       80.6   $    7.50
                                                       ----------  ---------  ------------  ---------
    Total............................................   2,728,766     100.00% $  7,443,473     100.00%  $    2.73
                                                       ----------  ---------  ------------  ---------
                                                       ----------  ---------  ------------  ---------

--------------------------
(1) Does not reflect deduction of any underwriting discounts or other expenses incurred in connection with the issuance of the Units.

    The above tables assume no exercise of the Underwriter's over-allotment option. If such option is exercised in full, the new investors will have paid $6,900,000 for 920,000 shares of Common Stock, representing 82.7% of the total consideration for 32.3% of the total number of shares outstanding.

    The foregoing calculations do not include 186,240 shares of Common Stock issued in August 1997 in connection with a recent acquisition or up to 55,880 shares issuable upon conversion of a note issued in connection therewith, 222,500 shares reserved for issuance pursuant to options, consisting of outstanding options covering 122,500 shares and options for up to 100,000 shares which may be granted pursuant to the Company's 1997 Long-Term Incentive and Stock Option Plan, or 800,000 shares of Common Stock issuable upon exercise of the Redeemable Warrants. The calculations also do not include 80,000 shares of Common Stock comprising part of the Units issuable upon exercise of the Underwriter's Warrant or 80,000 shares reserved for issuance upon exercise of the Redeemable Warrants comprising part of the Units subject to the Underwriter's Warrant. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Recent Acquisitions," "Management," "Certain Transactions," "Description of Securities" and "Underwriting."

                        SELECTED COMBINED FINANCIAL DATA

    The selected combined financial data presented below for, and as of the end of, the years ended December 31, 1995 and 1996, have been derived from the financial statements of ChoiceTel Communications, Inc. ("ChoiceTel"), and its wholly-owned subsidiary, Choicetel, Inc. ("CI"), which financial statements have been audited by Schechter Dokken Kanter Andrews & Selcer, Ltd., independent certified public accountants. The selected combined financial data presented below for, and as of the end of, the six month periods ended June 30, 1996 and 1997, have been derived from the unaudited financial statements of ChoiceTel and CI which, in the opinion of the Company's management, include all adjustments necessary for a fair presentation of financial position and the results of operations. The operating results for the six months ended June 30, 1997, are not necessarily indicative of the operating results to be expected for the full year or for any other period. The selected combined financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Combined Financial Statements of the Company and notes thereto included elsewhere in this Prospectus.

                                         YEAR ENDED DECEMBER 31,                   SIX MONTHS ENDED JUNE 30,
                                  --------------------------------------     --------------------------------------
                                                         1996                                       1997
                                               -------------------------                  -------------------------
                                    1995        ACTUAL      PRO FORMA(1)       1996        ACTUAL      PRO FORMA(1)
                                  ---------    ---------    ------------     ---------    ---------    ------------
                                                     (DOLLARS IN 000S, EXCEPT PER SHARE FIGURES)
STATEMENT OF OPERATIONS DATA:
Service revenue...............       $2,817       $3,562        $7,705          $1,618       $3,768        $3,891
Cost of service...............        1,785        1,987         4,298           1,031        1,719         1,792
                                  ---------    ---------    ------------     ---------    ---------    ------------
Gross margin..................        1,032        1,575         3,407             587        2,049         2,099
                                  ---------    ---------    ------------     ---------    ---------    ------------
Selling, general and
 administrative expenses......          573          830         1,710             358          814           823
                                  ---------    ---------    ------------     ---------    ---------    ------------
Income (loss) before income
 taxes........................          122         (605)(2)     (1,023)(2)          2          363(2)        232(2)
                                  ---------    ---------    ------------     ---------    ---------    ------------
Provision for income taxes
 (unaudited)(3)...............           --           --            --              --          127            81
                                  ---------    ---------    ------------     ---------    ---------    ------------
Pro forma provision for income
 taxes (credit) (unaudited)...           43            0           125               1           --            --
                                  ---------    ---------    ------------     ---------    ---------    ------------
Net income (unaudited)(3).....           --           --            --              --          236(2)        151(2)
Pro forma net income (loss)
 (unaudited)..................        $  79       $ (605)     $ (1,148)          $   1           --            --
Per share:
  Net income (unaudited)......           --           --            --              --       $ 0.12(2)     $ 0.07(2)
  Pro forma net income (loss)
    (unaudited)...............       $ 0.04      $ (0.31)(2)    $ (0.54)(2)     $ 0.00           --            --
                                  ---------    ---------    ------------     ---------    ---------    ------------
                                  ---------    ---------    ------------     ---------    ---------    ------------
Shares outstanding-weighted
 average......................    1,935,189    1,948,489     2,134,729       1,935,189    1,951,516     2,137,756

OPERATING DATA (AT END OF
 PERIOD):
Number of phones in service...        1,013        1,219         2,824           1,133        3,047         3,047

                                                                                          JUNE 30, 1997
                                                                             ---------------------------------------
                                                      DECEMBER 31, 1996                                  PRO FORMA
                                                   ------------------------                                 AS
                                                    ACTUAL    PRO FORMA(1)    ACTUAL    PRO FORMA(1)   ADJUSTED(1)(4)
                                                   ---------  -------------  ---------  -------------  -------------
                                                                           (DOLLARS IN 000S)
BALANCE SHEET DATA:
Current assets...................................  $   1,210    $   1,371    $   1,311    $   1,211      $   3,246
Total assets.....................................      2,969        8,440        6,756        8,927         10,962
Current liabilities..............................      1,736        4,404        5,161        5,736          2,771
Long-term debt...................................        570        2,673          631        1,528          1,528
Total liabilities................................      2,305        7,077        5,792        7,264          4,299
Shareholders' equity.............................        664        1,362          964        1,663          6,663
Working capital (deficit)........................       (526)      (3,033)      (3,850)      (4,525)           475

--------------------------

(1) Gives effect to the acquisitions described under "Management's Discussion and Analysis of Financial Condition and Results of Operations - Recent Acquisitions" as if they were completed acquisitions as of the beginning of the statement of operations periods presented or the balance sheet dates, as applicable. The pro forma financial information is presented for illustration purposes only and is not indicative of what the Company's actual results and financial condition would have been for the periods and as of the dates presented.

(2) Reflects reserve for Minnesota sales tax contingency of $865,000 established December 31, 1996 for the years prior thereto and $110,140 for the six months ended June 30, 1997. See "Business - Legal Proceedings - Minnesota Sales Tax" and the Combined Financial Statements of the Company and notes thereto.

(3) Reflects the termination of the Company's status as an "S" corporation effective January 1997.

(4) Adjusted to reflect the sale of the 800,000 Units offered hereby and the application of the net proceeds thereof (after deducting the underwriting discount and estimated offering expenses) as described in "Use of Proceeds."

                                 REORGANIZATION

    In 1995, CI was incorporated to operate as a competitive LEC under the Minnesota Telecommunications Act of 1995 (the "MN Act"), which allows companies, upon approval of the Minnesota Public Utilities Commission ("MNPUC"), to buy and competitively resell non-residential telephone service provided by U.S. West Communications, Inc. ("U.S. West"). CI was formed separately from ChoiceTel in order to more efficiently facilitate MNPUC approval, which approval was obtained on April 19, 1996. The stock ownership of CI was substantially identical to the ownership of ChoiceTel at the time of CI's formation. In addition to the telephone lines CI sells to ChoiceTel, CI also sells pay telephone lines to several other pay telephone companies in Minnesota. In March 1997, a corporate reorganization was effected in which the shareholders of CI transferred their common stock to ChoiceTel as an additional contribution to its capital and, as a result, CI became a wholly-owned subsidiary of ChoiceTel.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

    The Company derives revenue from three principal sources: coin calls, non-coin calls and Dial-Around calls. Coin calls represent calls paid for with coins deposited in the telephone. The Company recognizes coin revenue in the amount deposited. Non-coin calls are calls charged to a customer credit card or billed to the called party (collect calls). These calls are processed by the payphone's computer using "store and forward" technology or, if a live operator is requested, the call is processed by an operator service provider ("OSP") such as, for example, AT&T, MCI or Sprint. Compensation for Dial-Around calls is paid by long-distance carriers when consumers access a long-distance carrier directly by dialing an access number or an 800 number or by using a non-billable calling card. See "Business - Operations" and
"- Government Regulation."

    The principal costs related to ongoing operation of the Company's payphones include telephone line charges, consisting of payments made by the Company to LECs and long-distance carriers for access charges and use of their networks; commission payments to Site Providers; and collection, repair and maintenance costs.

RESULTS OF OPERATIONS

    The following table presents certain items in the combined statements of operations as a percentage of revenue for the years ended December 31, 1994 through 1996, and the six month periods ended June 30, 1996 and 1997, as well as the average number of phones in service during such periods:

                                                                                                     SIX MONTHS
                                                                 YEAR ENDED DECEMBER 31,           ENDED JUNE 30,
                                                            ----------------------------------  --------------------
                                                              1994       1995         1996        1996       1997
                                                            ---------  ---------  ------------  ---------  ---------

REVENUE:
Coin revenue..............................................       81.4%      83.3%      78.9%         83.0%      67.3%
Non-coin revenue..........................................       17.2       14.9       14.1          14.0       13.0
Dial-Around compensation..................................        1.4        1.8        7.0           3.0       18.6
Competitive LEC revenue...................................         --         --        1.6            --        1.1
                                                            ---------  ---------      -----     ---------  ---------
    Total service revenue.................................      100.0%     100.0%     100.0%        100.0%     100.0%
                                                            ---------  ---------      -----     ---------  ---------
                                                            ---------  ---------      -----     ---------  ---------
SERVICE COSTS AND EXPENSES:
Telephone line charges....................................       43.0%      42.5%      36.2%         43.1%      26.3%
Commissions...............................................       18.3       18.0       16.3          17.6       15.5
Collection, repair and maintenance(1).....................        7.1        7.5        8.5          10.6       10.0
                                                            ---------  ---------      -----     ---------  ---------
    Total cost of service.................................       68.4%      68.0%      61.0%         71.3%      51.8%
                                                            ---------  ---------      -----     ---------  ---------
                                                            ---------  ---------      -----     ---------  ---------

Gross margin..............................................       31.6%      32.0%      39.0%         28.7%      48.2%
Selling, general and administrative expenses(1)...........       15.9       15.7       18.1          14.5       15.4
Interest..................................................        3.7        3.2        3.4           4.5        8.6
Depreciation and amortization.............................        8.2        8.8       10.2           9.5       11.6
Sales tax contingency.....................................        0.0        0.0       24.3           0.0        2.9
                                                            ---------  ---------      -----     ---------  ---------
Net income (loss) before pro forma
 income tax provision.....................................        3.8%       4.3%     (17.0)%         0.1%       9.6%
                                                            ---------  ---------      -----     ---------  ---------
                                                            ---------  ---------      -----     ---------  ---------

Average phones in service.................................        730        865      1,123         1,070      2,811

--------------------------

(1) A portion of the expenses classified as "Collection, repair and maintenance" are classified as "Selling, general and administrative expenses" in the Combined Financial Statements of the Company and notes thereto.

    The following table presents items in the combined statements of operations on a per phone in service basis for the years ended December 31, 1994 through 1996, and the six month periods ended June 30, 1996 and 1997, based on the average number of phones in service during such periods:

                                                                                                      SIX MONTHS ENDED
                                                                       YEAR ENDED DECEMBER 31,            JUNE 30,
                                                                   -------------------------------  --------------------
                                                                     1994       1995       1996       1996       1997
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                                    (DOLLARS PER PHONE)
REVENUE PER PHONE:
Coin revenue.....................................................  $   2,744  $   2,714  $   2,504  $   1,256        902
Non-coin revenue.................................................        577        485        447        211        174
Dial-Around compensation.........................................         48         58        176         45        249
Competitive LEC revenue..........................................          0          0         45          0         15
                                                                   ---------  ---------  ---------  ---------  ---------
  Total service revenue..........................................  $   3,369  $   3,257  $   3,172  $   1,512  $   1,340
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                   ---------  ---------  ---------  ---------  ---------

SERVICE COSTS AND EXPENSES PER PHONE:
Telephone line charges...........................................  $   1,448  $   1,384  $   1,149  $     652  $     353
Commissions......................................................        616        586        516        267        207
Collection, repair and maintenance(1)............................        240        244        271        160        134
                                                                   ---------  ---------  ---------  ---------  ---------
  Total cost of service..........................................      2,304      2,214      1,936      1,079        694
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                   ---------  ---------  ---------  ---------  ---------

Gross margin.....................................................  $   1,065  $   1,043  $   1,236  $     433  $     646
Selling, general and administrative expenses(1)..................        535        512        573        219        207
Interest.........................................................        125        104        107         68        116
Depreciation and amortization....................................        275        286        325        144        155
Sales tax contingency............................................          0          0        770          0         39
                                                                   ---------  ---------  ---------  ---------  ---------
Net income (loss) before pro forma income tax provision..........  $     130  $     141  $    (539) $       2  $     129
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                   ---------  ---------  ---------  ---------  ---------

------------------------

(1) A portion of the expenses classified as "Collection, repair and maintenance" are classified as "Selling, general and administrative expenses" in the Combined Financial Statements of the Company and notes thereto.

    SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO SIX MONTHS ENDED JUNE 30,
1996. Total revenue for the six months ended June 30, 1997, increased approximately $2,150,082, or 132.9%, compared to the six months ended June 30, 1996. This growth was primarily attributable to the increase in the average number of pay telephones in service from 1,070 during the 1996 period to 2,811 (including 586 phones in service pursuant to an agreement with CAT, which effectively resulted in the Company realizing all of CAT's operating revenue and expenses beginning February 1, 1997) during the 1997 period and the increased Dial-Around compensation. Of the increase in revenue, $652,500, or 30.3%, is attributable to an increase in the rate of Dial-Around compensation which occurred on November 6, 1996. On that date, Dial-Around compensation increased from approximately $6 per phone per month to approximately $45 per phone per month. See "Business - Government Regulation - Dial-Around Compensation." Coin revenue increased $1,193,000, but declined to $902 per phone for the period compared to $1,256 in the previous year, as a result of the seasonal nature of the phones acquired in Oregon, Idaho and Washington, which generate most of their revenue from June through November.

    Telephone and long-distance charges decreased to 26.3% of total revenue for the 1997 period, as compared to 43.1% the previous year, due to the increase in Dial-Around compensation and a reduction in line charges in Minnesota in June 1996 from approximately $90 per line to $52 per line. Site Provider commissions and collection, service and repair costs decreased from 17.6% and 10.6% of revenue, respectively, in 1996, to 15.5% and 10.0% of revenue, respectively, in 1997. Selling, general and administrative ("SG&A") expenses increased by $347,555 but, when expressed per phone in service, declined from $219 for the 1996 period to $207 for the same period in 1997.

    Interest expense for the first six months in 1997 increased to 8.6% of revenue as compared to 4.5% of revenue in the prior year due to increased borrowing to finance the acquisition of a route in the Pacific Northwest and new installations. Depreciation and amortization for the 1997 period increased to 11.6% of revenue from 9.5% of revenue as a result of the depreciation and amortization associated with the acquired routes.

    YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995. For the year ended December 31, 1996, total revenue increased approximately $745,000, or 26.4%, compared to the year ended December 31, 1995. This growth was primarily attributable to the increase in the average number of pay telephones in service from 865 during 1995 to 1,123 during 1996, the increase in Dial-Around compensation and the initiation of operations as a competitive LEC. Of the increase in revenue, $147,000, or 19.7%, of the increase, was attributable to the increase in the Dial-Around compensation rate on November 6, 1996, and $50,700, or 6.8%, of the increase in revenue was attributable to sales of telephone service to non-affiliated companies.

    Telephone and long-distance charges decreased in 1996 to 36.2% of total revenue, compared to 42.5% of total revenue the prior year. The decrease was primarily attributable to CI receiving authorization to act as a reseller of telephone service in April 1996, which ultimately reduced the Company's line charges in Minnesota to $52 per line.

    Commissions paid to Site Providers decreased to 16.3% of total revenue in 1996, compared to 18.0% in the prior year. This was attributable to increased Dial-Around compensation revenue (which is not included in commission calculations for Site Providers) and to the phones added in 1996 which generated less revenue and, therefore, lower Site Provider commissions than the phones placed into service in prior years. As part of its growth strategy and in order to take advantage of lower line rates, the Company was able to install pay telephones that previously had insufficient revenue to meet the Company's return on investment ("ROI") objectives.

    Service, collection, repair and maintenance costs increased in 1996 over the prior year by approximately $94,000, or 44.4%, due to the start-up costs associated with adding phones in new geographic areas, as well as the increased number of phones in service.

    In 1996, SG&A expenses increased approximately $200,000, or 45.1%, from the prior year. This was attributable, in part, to higher marketing costs associated with the Company's growth strategy. Interest expense increased to 3.4% of revenue compared to 3.2% of revenue in the prior year due to increased borrowing to finance an acquisition of 85 phones in December 1995. Depreciation and amortization increased in 1996 to 10.2% of revenue from 8.8% of revenue in the prior year, attributable to amortization associated with the acquired contracts.

    YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994. For the year ended December 31, 1995, total revenue increased approximately $358,000, or 14.6%, compared to the prior year. This growth was primarily attributable to an increase in the average number of pay telephones in service from 730 in 1994 to 865 in 1995. Long-distance revenue decreased to 14.9% of total revenue compared to 17.2% in the previous year due to Dial-Around calls replacing revenue producing calls at the Company's payphones.

    Telephone and long-distance charges remained relatively unchanged as a percentage of revenue. Such charges represented 42.5% of total revenue in 1995 compared to 43.0% of revenue in the prior year. Commissions paid to Site Providers and collection, repair and maintenance costs remained relatively constant.

    SG&A expenses increased approximately $52,000 in 1995, or 13.3%, from the prior year. As a percentage of revenues, SG&A expenses decreased to 15.7% of total revenues, compared to 15.9% in the prior year. Interest expenses remained stable. Depreciation and amortization increased approximately $46,000, or 23.1%, from the prior year.

    SALES TAX CONTINGENCY. The Company, based on its analysis of the published regulations of the Minnesota Department of Revenue, has not remitted any sales tax payments to the State of Minnesota. In 1996, the Company learned that the opinion of the Department was that calls from payphones were subject to state sales tax. Management is of the view that the payphone service it provides is not subject to sales tax and the Company is challenging the imposition of the tax. Nonetheless, on December 31, 1996, the Company established a reserve of $865,000 for the years prior thereto and has reserved an additional $110,140 for the six months ended June 30, 1997.

LIQUIDITY AND CAPITAL RESOURCES

    For the six months ended June 30, 1997, the Company's operating activities provided $131,600, net long- and short-term financing provided $3,123,000, and the sale of shares of Common Stock and the collection of subscription receivables provided $64,000. The Company invested $4,136,000 in acquisitions and new installations, resulting in a $819,000 decrease in cash balances.

    Operating activities in the year ended December 31, 1996 provided $600,400 and sales of shares of Common Stock during the year provided $920,000. During the year, the Company invested $462,200 in new installations, reduced debt by $68,500 and paid $143,700 in dividends. The overall impact was an $846,000 increase in cash balances.

    For the year ended December 31, 1995, the Company's operating activities provided $161,000 and long-term financing provided $778,000. During the year, $623,000 was invested in acquisitions and new installations, $320,000 of short-term debt was retired and $33,000 was paid as dividends, resulting in a $37,000 decrease in cash balances for the year.

    In January 1997, the Company entered into an Amended and Restated Loan Agreement with the Bank pursuant to which the Company can borrow up to $3,000,000. The Company has granted the Bank a first lien on all of its assets to secure its obligations to the Bank. The agreement provides for the payment of interest on the amount outstanding from time to time at an annual rate equal to 2.0% over the "reference" rate announced from time to time by the Bank and expires in January 1998. The Company intends to repay all of its obligations to the Bank with the proceeds from this offering. See "Use of Proceeds." The Company has also borrowed $453,000 in the aggregate from certain individuals and intends to repay the individual lenders out of cash generated from operations as and when their promissory notes mature. Management believes that the proceeds from the sale of the Units hereby, together with cash generated from operations, will be adequate to fund the Company's operations for the foreseeable future.

RECENT ACQUISITIONS

    In January 1997, the Company completed its acquisition from Telco West of site contracts for 1,020 payphones located in Colorado, Idaho, Oregon, Washington and Wyoming and all equipment located at the respective sites, as well as the tradename "Telco Northwest." The purchase price for the acquired assets was $3,374,745, with the Company paying $2,173,245 in cash (financed with a short-term loan from the Bank) and the balance by delivery of a 10% secured subordinated note in the principal amount of $365,000, with the principal due on April 1, 1998, and a second 10% secured subordinated note in the principal amount of $841,500, which amortizes over a 54-month period. The promissory notes are collateralized by a security interest granted in substantially all of the Company's pay telephone assets, which security interest is subordinate to the senior secured position of the Bank as the Company's primary lender. In connection with the acquisition, Telco West and its principal shareholder entered into a five-year non-compete agreement covering the states of Colorado, Idaho, Oregon, Washington and Wyoming. In

1996, Telco West's payphone division earned $248,650 on revenues of $2,663,994. The Company expects results to improve due to the increase in Dial-Around compensation.

    In January 1997, the Company entered into an agreement to acquire from CAT 586 pay telephone site contracts and related assets, as well as site contracts only for the installation of an additional 98 pay telephones, all located in Minnesota and Wisconsin. Pending approval of the acquisition by the MNPUC and the satisfaction of other conditions of closing, the parties entered into a Route Service Agreement effective as of February 1, 1997, pursuant to which the Company managed and serviced the CAT payphones in Minnesota and Wisconsin for a monthly fee equal to the operating revenue therefrom less equipment leasing costs and certain other expenses payable by CAT to third parties. The MNPUC entered an order on June 27, 1997, approving the Company's acquisition of CAT's assets and the transaction was consummated as of August 14, 1997. The purchase price for the assets was $2,270,300, consisting of $100,000 payable in cash at closing, $350,000 pursuant to a convertible note payable to CAT as described below, the Company's assumption of $1,121,900 of debt to two equipment leasing companies, and the balance of $698,400 by delivery to CAT of 186,240 shares of unregistered Common Stock. The convertible note bears interest at the rate of 8.5% per annum with interest only payable monthly and the entire principal balance and any unpaid interest thereon is due on September 30, 1997. The note is convertible at any time prior to payment into Common Stock on the basis of one share of stock for each $6.33 of principal and accrued interest due. In connection with the transaction, CAT and its principal shareholder entered into a two-year non-compete agreement with the Company covering the states of Minnesota and Wisconsin. The president of CAT, Dustin Elder, now a Vice President of the Company, also entered into employment, non-compete and stock option agreements with the Company. In 1996, CAT had a net loss of $246,266 on revenues of $1,479,337. The Company expects results to improve due to lower line rates in Minnesota and the increase in Dial-Around compensation.

    The pro forma statements of operations and balance sheets below reflect the acquisitions from Telco West and CAT as if they had been completed as of the beginning of the statement of operations periods presented or the balance sheet dates, as applicable. The pro forma financial information is presented for illustration purposes only and is not indicative of what the Company's actual results and financial condition would have been for the periods and as of the dates presented.

                                                        YEAR ENDED DECEMBER 31, 1996
                                          --------------------------------------------------------
                                                                           PRO FORMA
                                          COMPANY   TELCO WEST    CAT    ADJUSTMENTS(1)   COMBINED
                                          -------   ----------   ------  --------------   --------
                                                             (DOLLARS IN 000S)
STATEMENT OF OPERATIONS DATA:
Service revenue.........................  $3,562      $2,664     $1,479                   $ 7,705
Cost of service.........................   1,987       1,486        825                     4,298
                                          -------   ----------   ------      -----        --------
Gross margin............................   1,575       1,178        654      $   0          3,407
                                          -------   ----------   ------      -----        --------

Selling, general and administrative
  expenses..............................     830         393        487                     1,710
Depreciation and amortization...........     365         307        158        290          1,120
Interest expense........................     120          95        180        256            651
Sales tax contingency(3)................     865           0         84                       949
                                          -------   ----------   ------      -----        --------
Income (loss) before income taxes.......    (605)(4)      383      (255)      (546)        (1,023)(4)
Provision for income taxes..............      --          --         --                        --
Pro forma provision for income taxes
  (credit)(5)...........................       0         134         (9)         0            125
                                          -------   ----------   ------      -----        --------
Pro forma net income (loss)(5)..........  $ (605)     $  249     $ (246)     $(546)       $(1,148)
                                          -------   ----------   ------      -----        --------
                                          -------   ----------   ------      -----        --------

                                                 SIX MONTHS ENDED JUNE 30, 1997
                                          --------------------------------------------
                                                               PRO FORMA
                                          COMPANY   CAT(2)   ADJUSTMENTS(1)   COMBINED
                                          -------   ------   --------------   --------

STATEMENT OF OPERATIONS DATA:
Service revenue.........................  $3,768    $ 123                      $3,891
Cost of service.........................   1,719       73                       1,792
                                          -------   ------       -----        --------
Gross margin............................   2,049       50        $   0          2,099
                                          -------   ------       -----        --------
Selling, general and administrative
  expenses..............................     814        9                         823
Depreciation and amortization...........     437       13          133            583
Interest expense........................     325       15            1            341
Sales tax contingency(3)................     110       10                         120
                                          -------   ------       -----        --------
Income (loss) before income taxes.......     363(4)    (3)        (134)           232(4)
Provision for income taxes..............     127        1          (47)            81
Pro forma provision for income taxes
  (credit)(5)...........................      --       --                          --
                                          -------   ------       -----        --------
Pro forma net income (loss)(5)..........  $  236(4) $   2        $ (87)        $  151(4)
                                          -------   ------       -----        --------
                                          -------   ------       -----        --------

                                                                                             JUNE 30, 1997
                                                                          ----------------------------------------------------
                                                                                                     PRO FORMA
                                                                            COMPANY     CAT(6)    ADJUSTMENTS(7)    COMBINED
                                                                          -----------  ---------  ---------------  -----------
                                                                                           (DOLLARS IN 000S)
BALANCE SHEET DATA:
Current assets..........................................................   $   1,310   $    (100)                   $   1,211
Property................................................................       4,936       1,725                        6,661
Other assets............................................................         510         545                        1,055
                                                                          -----------  ---------           ---     -----------
  Total assets..........................................................   $   6,756   $   2,170     $       0      $   8,927
                                                                          -----------  ---------           ---     -----------
                                                                          -----------  ---------           ---     -----------
Current liabilities.....................................................       5,161         574                        5,736
Long-term debt net of current portion...................................         631         897                        1,528
Shareholders' equity
  Common stock..........................................................       1,480         699                        2,179
  Paid-in capital.......................................................           0                      (516)          (516)
  Accumulated deficit...................................................        (516)                     (516)             0
                                                                          -----------  ---------           ---     -----------
    Total shareholders' equity..........................................         964         699             0          1,663
                                                                          -----------  ---------           ---     -----------
      Total liabilities and shareholders' equity........................   $   6,756   $   2,170     $       0      $   8,927
                                                                          -----------  ---------           ---     -----------
                                                                          -----------  ---------           ---     -----------

--------------------------
(1) Phones are depreciated over seven years based on the Company's estimate that, with proper service and maintenance, the acquired phones have remaining useful lives of seven years. Rental agreements are amortized over twelve years based on the Company's estimate that, with renewals, the acquired rental agreements have remaining lives of twelve years. The non-compete agreement is amortized over five years. The interest rate on debt incurred in connection with the Telco West acquisition is 10.32% and the interest rate on debt incurred in connection with the CAT acquisition is 12.69%.
(2) Does not include CAT's operating revenues or expenses for the period February 1, 1997 to June 30, 1997, which are included in the Company's operating revenues and expenses pursuant to the Route Service Agreement.
(3) Reflects the potential liability for Minnesota sales tax on coin revenues collected by the Company from payphones located in Minnesota.
(4) Reflects reserve for Minnesota sales tax contingency of $865,000 established December 31, 1996 for the years prior thereto and $110,140 for the six months ended June 30, 1997. See "Business - Legal Proceedings - Minnesota Sales Tax" and the Combined Financial Statements of the Company and notes thereto.
(5) Reflects the termination of the Company's status as an "S" corporation effective January 1997.
(6)  Reflects the Company's allocation of the purchase price for the CAT assets.
(7)  Reflects the reclassification of accumulated deficit to paid-in capital.


    The Company will amortize the Site Agreements acquired from Telco West and CAT on a straight-line basis over a period of twelve years. The average remaining term for these agreements, assuming the renewal provisions thereof are not triggered, is approximately four years and three and one-half years for the Telco West phones and the CAT phones, respectively. However, the Company has found that the actual life of a Site Agreement is more closely related to how long the Site Provider remains in business than the remaining term of the contract. The Company's Site Agreements generally have automatic renewal provisions. While the Company has no historical data on the renewal experience of the companies from whom the phones were acquired, it estimates, based on its own limited renewal experience, that the average life of the acquired Site Agreements is 15 to 16 years. The Company's experience has been, and it continues to believe, that Site Agreements generally renew automatically since payphones do not appear to be strategic to the Site Provider's business. The Company believes that Site Providers generally view payphones as a customer service and not as a profit center. Further, the Company believes that the potential increase in commission a Site Provider might get by switching to a different payphone service provider is not meaningful and Site Providers are reluctant to take the risk of switching to a new payphone service provider who may not properly maintain the payphone.


RECENTLY ISSUED ACCOUNTING STANDARDS - NEW ACCOUNTING PRONOUNCEMENT

    The Company will adopt in the fiscal year ending December 31, 1997, Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS No. 128"), which was issued in February 1997. SFAS No. 128 requires disclosure of basic earnings per share ("EPS") and diluted EPS, which replaces the existing primary EPS and fully diluted EPS, as defined by APB No. 15. Basic EPS is computed by dividing net income by the weighted average number of shares of common stock outstanding during the year. Dilutive EPS is computed similar to EPS as previously reported provided that, when applying the treasury stock method to common equivalent shares, the Company must use its average share price for the period rather than the more dilutive greater of the average share price or end-of-period share price required by APB No. 15.

                                    BUSINESS

GENERAL

    The Company is the largest independent payphone service provider ("PSP") in Minnesota. The Company installed its first payphones in early 1990 and presently has an installed phone base of approximately 3,000 payphones in 10 states. The Company has grown its business through the installation of pay telephones in new areas and through strategic asset acquisitions of payphone routes and related assets, including 270 payphones located in Minnesota acquired from American Amusement Arcade in 1993; 85 payphones acquired in Nevada from Telco West in 1995; an additional 1,020 payphones acquired from Telco West in 1997 in Oregon, Idaho, Colorado, Washington and Wyoming; and, also in 1997, 586 payphones located in Minnesota and Wisconsin acquired from CAT, together with site contracts only for the installation of an additional 98 payphones.

INDUSTRY OVERVIEW

    In 1996, calls made from pay telephones were estimated at $7 billion in annual revenues to the United States telecommunications industry. Pay telephones may be "public," meaning they are owned by LECs, or "independent," meaning they are owned and operated by companies independent of the LECs, such as the Company. Of the approximately 2 million pay telephones operating in the United States in 1996, it is estimated that approximately 350,000 were independent.

    Today's telecommunications marketplace was principally shaped by the 1985 AT&T divestiture of the 22 regional Bell operating companies ("RBOCs"), which provided local telephone services within their areas of operation. The AT&T divestiture and the many regulatory changes adopted by the FCC and state regulatory authorities in response to the AT&T divestiture have resulted in the creation of new business segments in the telecommunications industry. As a result of the AT&T divestiture, pay telephones may now be owned and operated independently.

    As part of the AT&T divestiture, the United States was divided into geographic areas known as local access transport areas or "LATAs." Telephone service that both originates and terminates within the same LATA ("intraLATA") is priced based on tariffs filed with and approved by state regulatory authorities. Local exchange carriers ("LECs") provide intraLATA telephone service to, among others, independent pay telephone companies. LECs are generally prohibited from offering or deriving revenues or income from services between LATAs ("interLATA"). In addition, most state regulatory authorities require LECs to provide local access line service to independent pay telephone companies. See "Business - Government Regulation."

    Long-distance carriers provide interLATA service and, in some circumstances, may also provide long-distance service within LATAs. An interLATA long-distance pay telephone call begins with an originating LEC transmitting the call from the pay telephone that originates the call to a point of connection with a long-distance carrier. The long-distance carrier, through its owned or leased switching and transmission facilities, transmits the call across its long-distance network to the LEC serving the local area in which the recipient of the call is located. This terminating LEC then delivers the call to the recipient. Independent PSPs contract with one or more long-distance carriers to provide long-distance service to their pay telephones.

BUSINESS STRATEGY

    The Company has focused on identifying payphone sites that had the potential to achieve a high return on investment ("ROI") after depreciating the equipment over the life of the phone lease. Although others in the industry have used shorter leases, the Company's analysis indicated that a long-term lease was necessary in order to achieve the Company's ROI objective and to offer a competitive commission to Site

Providers. Therefore, most of the Company's pay telephones are placed with Site Providers under leases having terms of five years or more.

    The Company's objective is to grow through additional acquisitions and internally, thereby achieving economies of scale. There are approximately 1,500 independent PSPs nationally. The Company believes that there is a significant opportunity to consolidate the highly fragmented independent segment of the payphone industry. Further, independent PSPs, as compared to the RBOCs, generally have a larger percentage of computer-based, or "smart," phones in their inventory of pay telephones and their payphones are placed in locations that generate higher revenue per phone. The Company intends to use the proceeds from this offering to become a more active consolidator of the independent payphone market. Management believes that the Company's experience in completing acquisitions will be instrumental in identifying, negotiating and ultimately integrating additional acquisitions.

    The Company also intends to expand through internal growth. The Company actively seeks to contract and install additional payphones to increase its sales in existing markets. The installation of new payphone locations is generally less expensive, though less predictable, than acquiring existing PSPs.

ACQUISITION AND EXPANSION STRATEGY

    The Company believes that the existence of many small independent PSPs presents acquisition opportunities for the Company. The Company further believes that management's experience in identifying and negotiating potential acquisitions and integrating acquired companies into the Company's ongoing operations will enable it to grow and benefit from the associated economies of scale.

    In reviewing potential acquisition candidates, the Company considers various factors, including:

    1.  HISTORICAL AND PRO FORMA FINANCIAL PERFORMANCE

       The Company reviews the historical revenues, mix between coin and non-coin revenue and cash flows of the telephones to be acquired and analyzes their prospective profitability based upon pro forma considerations such as lower service and collection expenses, lower general and administrative expenses, and the more favorable terms and conditions which the Company may be able to obtain from long-distance service providers.

    2.  LOCATION AGREEMENTS

       The Company seeks to acquire payphone contracts that are long-term (five or more years) with automatic renewals at the end of the term, that are assignable to another company, and which cannot be canceled by the Site Provider but give the Company the right to remove the phone if the revenues are insufficient.

    3.  EQUIPMENT IN SERVICE

       There are three primary suppliers of smart phones to PSPs. To date, the Company has installed only "INTELLICALL" brand payphones and has acquired only companies using INTELLICALL payphones. This has allowed the Company to quickly integrate acquired phones into daily operations. The Company could acquire routes using another brand's smart phones but it would have to factor in the additional costs associated with adapting proprietary software, stocking additional spare parts and training personnel for proficiency on new equipment.

    4.  LOCATION AND ECONOMIES OF SCALE

       The Company considers the geographic proximity of the payphones to be acquired to the Company's existing service areas, and the extent to which the acquisition would provide the Company with economies of scale through more efficient utilization of coin collection and service personnel. The Company seeks to enter new geographic areas that will result in similar economies of scale through one or more acquisitions.

    Installations at new locations are an important part of the Company's expansion strategy in that pay telephones placed directly with Site Providers, rather than through acquisition, have historically provided the Company with its highest returns. The Company has generally been able to add pay telephones at the rate of 100 phones per year in Minnesota, and anticipates that this rate of expansion will increase as the Company enters additional markets. Because the Company's Site Provider base is primarily businesses, the Company regularly obtains additional pay telephone locations as the Site Providers' respective businesses grow.

OPERATIONS

    The Company operates, services and maintains a system of approximately 3,000 pay telephones in the midwestern and western United States, with approximately 60% of its payphones located in Minnesota. All of the Company's pay telephones accept coins as payment for local or long-distance calls and can also be used to place local or long-distance cashless calls.

    COIN CALLS

    The Company's pay telephones generate coin revenue primarily from local calls. In all of the states in which the Company's pay telephones are located, the Company charges the same rates for local coin calls as does the relevant LEC; in most states that charge is $0.25. The maximum rate LECs and independent pay telephone companies may charge for local calls is typically set by state regulatory authorities.

    Long-distance coin calls are carried by long-distance carriers that have agreed to provide long-distance service to the Company's telephones. The majority of the Company's phones sell coin long-distance for a rate of $0.25 per minute, with a two minute minimum. This rate is well below U.S. West's rates for coin long-distance and is significantly less expensive than credit card or collect long-distance rates. For example, U.S. West charges approximately $3.10 for the first three minutes of a coin long-distance call made in Minnesota, and AT&T charges $3.30 and $3.50 for the first three minutes of credit card and collect long-distance calls, respectively, made from public payphones. The Company offers lower rates to create a better value for price sensitive consumers and to discourage Dial-Around calling from its phones (as the Company receives no incremental revenue from users who place long-distance calls through such services as "1-800-COLLECT" and the many other long-distance providers that can be accessed through the Company's payphones). However, beginning in October 1997, the Company is scheduled to receive incremental revenue from Dial-Around calling. See "Government Regulation - Dial-Around Compensation." Management believes that its $0.25 per minute long-distance rate results in considerable goodwill and is a point of differentiation between its phones and its LEC competitors.

    NON-COIN CALLS

    The Company also receives revenue from non-coin, or cashless, calls made from its pay telephones, including credit card calls, calling card calls, collect calls and third-party billed calls. These calls are processed by the payphone's computer using store and forward technology, or, if a live operator is requested, then the call is transferred to the Company's designated OSP.

    DIAL-AROUND CALLS

    A Dial-Around call originates from a payphone when the user dials a non-billable access number such as, for example, 1-800-Collect, 1-800-CallATT or 10ATT, and thereby dials around the Company's long-distance carrier in order to reach another long-distance carrier. The user deposits no money for the call and, prior to 1992, the long-distance provider carrying the call paid no commission to the payphone owner. Since 1992, payphone owners have been compensated by long-distance carriers for Dial-Around calls.

    COMPUTER NETWORK AND EQUIPMENT. The Company focused its early efforts on building a computer processing network that automated many of the operations of managing a pay telephone enterprise. Specialized software was designed and written when it was not available from industry suppliers. The Company's smart phones are part of a centralized network that links all of the Company's phones in the field with central processors. The system allows the Company to monitor phone call volume, identify malfunctioning equipment, dispatch repair service, schedule efficient coin collections, calculate commissions, print checks to Site Providers, rate and process long-distance calls using store and forward technology, and generate necessary reports that analyze and monitor profitability of the phones. Management believes that as the Company grows, this network can be expanded easily with little additional investment in infrastructure.

    The Company installs pay telephones which it believes incorporate the latest technology. The equipment makes use of microprocessors to provide voice synthesized calling instructions, detect and count coins deposited during each call, inform the caller at certain intervals of the time remaining on each call, and identify the need for and the amount of an additional deposit. The pay telephones can be programmed and reprogrammed from the Company's central computer facilities to update rate information or to direct different kinds of calls to particular carriers. The Company's pay telephones can distinguish coins by size and weight, report to a remote location the total coinage in the coin box, perform self-diagnosis and automatically report problems to a pre-programmed service number, and immediately report attempts of vandalism or theft. Some of the telephones also operate on power available from the telephone lines, thereby avoiding the need for and reliance upon an additional power source at the installation location. The telephones are designed to have a user-friendly appearance and manner of operation similar to LEC-owned pay telephones.

    The Company's smart phones utilize store and forward technology which enables the Company to sell credit card, calling card and collect calls through its own OSP. The store and forward software program provides callers with instructions communicated by a digitized human voice for entering billing information, such as a calling card number or a terminating phone number for a collect call, prior to connecting a call. For example, for a collect call, a synthesized voice directs the caller to speak his name into the payphone handset, the caller's response is digitally recorded and played back when the call is answered at its destination, and the called party is instructed to press "1" on his telephone to accept the call. The software program also minimizes fraudulent charges for calling card or credit card calls by automatically communicating with a credit bureau to verify that the card has not been identified as a lost, stolen or delinquent card. For a collect call, the software program can also verify that the number being called is not delinquent. After verifying the call, the payphone will complete the connection using a long-distance carrier. When the call is concluded, the software program directs the billing information, including the date, time and length of the call, the billed-to-number and the charges for the call, to the Company's computer. Later, the billing records are sent to a processing agent that bills and collects the charges. The processing agent keeps a percentage of the billed amount as its processing fee and remits the balance to the Company. The Company books the net amount received as non-coin revenue. The Company is billed by the long-distance carrier for long-distance charges, which charges are only a small percentage of the amount billed to the customer.

    Some of the Company's payphones, primarily those placed in locations that are not high generators of long-distance calls, do not have store and forward capability. In addition, customers occasionally request a live operator even with phones that have the store and forward technology. Examples of calls requiring live operator assistance include person-to-person calls and calls billed to a third party. In these situations, the calls are transferred to an OSP which completes and bills the calls and pays the Company a commission based on the amount billed. The Company contracts with several OSPs for this 24-hour a day service. The Company routes all of these calls to a single OSP to maximize the commission revenue it receives. There are numerous OSPs available to the Company and the terms offered by them are highly competitive. In selecting an OSP, the Company considers numerous factors including the commission offered, the quality of service and the pricing of calls to customers.

    PLACEMENT OF PAY TELEPHONES. As of May 31, 1997, the Company's pay telephone system consisted of approximately 3,000 telephones located in 10 states. The following table sets forth certain information as of the dates indicated concerning the number and location of pay telephones operated by the
Company:

                            NUMBER OF PAY TELEPHONES

                                                                                    DECEMBER 31,
                                                                          ---------------------------------    MAY 31,
STATE                                                                        1994        1995       1996       1997(1)
------------------------------------------------------------------------     -----     ---------  ---------  -----------
Minnesota...............................................................         792         910      1,074       1,741
Oregon..................................................................          --          --         10         596
Idaho...................................................................          --          --         --         316
Nevada..................................................................          --          84        112         110
Washington..............................................................          --          --         --          57
Wisconsin...............................................................           7           7         32          46
New York................................................................          --          --         12          36
Wyoming.................................................................          --          --         --          33
Colorado................................................................          --          --         --          23
North Dakota............................................................          --          --          5           5
                                                                                 ---   ---------  ---------       -----
    Total...............................................................         799       1,013(2)     1,219      2,963
                                                                                 ---   ---------  ---------       -----
                                                                                 ---   ---------  ---------       -----

--------------------------

(1) Includes 586 phones owned by CAT, from which the Company derived revenue pursuant to a Route Service Agreement. The Company acquired such phones in August 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Recent Acquisitions."

(2) Does not include 12 phones located in Indiana and removed from service in 1996.

    The Company's ROI focus has enabled it to profile locations based on the likely profitability of a location. While this methodology is proprietary, as are the specific locations under contract, the Company's locations include a wide variety of establishments, such as restaurants, shopping malls, convenience stores, grocery stores, gas stations and schools. The Company's pay telephone lease mix includes indoor phones, walk-up outdoor phones and drive-up payphones. While no single Site Provider accounted for more than 5% of the Company's pay telephones or revenue in the six months ended June 30, 1997, the Company had a single Site Provider that accounted for more than 5% of its pay telephones and revenue in the years ended December 31, 1995 and 1996.

    Agreements with Site Providers to install the Company's pay telephones (the "Site Agreements") provide for revenue sharing with Site Providers, typically a commission based on a negotiated percentage of revenue from the pay telephone. The Site Agreements give the Company the exclusive right to install pay telephones at that location and are generally of a five-year or greater term with automatic renewal provisions. The Company's Site Agreements normally give the Company the right to remove poor performing phones. Further, the Company can typically terminate a Site Agreement on 30 days' notice to the Site Provider. The Site Provider does not generally have the right to terminate a Site Agreement.

    PHONE LINE RATES. The Company pays local line charges for each of its installed payphones. These line charges cover basic service to the telephone as well as the transport of local calls. The Company's business model has always been based on ROI and thus is highly influenced by the line rate charged by LECs, primarily U.S. West. Pay telephones are regulated by state PUCs and generally can be connected only to a Public Access Line ("PAL"). When the Company commenced operations, the PAL rate in effect resulted in an average phone bill of about $130 per month per phone. In order to achieve its ROI objective, the Company targeted high volume phones. In 1992, the MNPUC reduced the tariff for PALs, which resulted in an average cost reduction of about $20 per phone per month, allowing the Company to include slightly lower volume phones in its network and still achieve its ROI objective. In April 1996, CI was approved to purchase telephone lines which U.S. West sells at a monthly rate of $52 per phone including tax. CI resells those lines to ChoiceTel at this lower rate which has allowed the Company to increase the profitability of its existing phones and to reduce the minimum call volume it needs from new phones to achieve its ROI objective. In May 1997, CI entered into an agreement with U.S. West that provides CI with a 21.5% reseller discount on the pre-tax cost of telephone lines in Minnesota, which results in a monthly rate for the Company of $42.50 per phone in such state.

    MARKETING. Four of the Company's employees devote substantially all of their time to locating and contracting with new Site Providers in Minnesota. In addition, the Company has engaged two independent contractors in Oregon to locate new sites for payphone installations. A successful contracting program requires identifying good locations, selling Site Providers on the benefits of the Company's payphones, and negotiating favorable Site Agreement terms.

    Identifying good locations for payphones is the most important aspect of the Company's marketing program, which includes an evaluation of population density, calling patterns and neighborhood socio-economic factors. The Company concentrates its efforts towards high traffic locations, lower income neighborhoods, and venues where people expect to find payphones.

    The Company promotes its payphone program to Site Providers by emphasizing service and maintenance. Site Providers generally view the payphone as a customer service rather than a profit center. Providing repair and collection services during evenings and on weekends and providing 24-hour a day live call placement assistance sometimes is more important in securing the Site Agreement than the amount of commission paid to the Site Provider.

    SERVICE AND MAINTENANCE. The Company believes it offers many of its Site Providers a higher level of service than is provided by the LEC competitors, who typically offer lower commissions and do not monitor payphone performance. The Company monitors its payphones electronically and offers evening and weekend repair service for its Minnesota payphones. The Company uses 29 full- and part-time field service technicians, each of whom collects money, cleans phones and responds to trouble calls made by either a consumer or by the telephone itself as part of its internal diagnostic procedures. Many technicians are also responsible for the installation of new telephones. Due to the ability of the field service technicians to perform multiple service and maintenance functions, the Company is able to limit the frequency of trips to each pay telephone as well as the number of employees needed to service the pay telephones.

GOVERNMENT REGULATION

    In 1995, the State of Minnesota passed comprehensive legislation for the telecommunications industry (the "MN Act"). One provision of the legislation created the ability for companies to compete with U.S. West in providing local telephone service. The effect of the legislation for the Minnesota payphone industry was to immediately decrease the cost of telephone lines. The Company believes that the increased competition to provide local telephone service may further reduce the cost of telephone lines.

    In January 1996, Congress passed the Telecom Act, a comprehensive telecommunications bill that, in part, dealt with several concerns of the independent pay telephone industry. Congress stated that its intent was to create a "pro-competitive, de-regulatory national policy framework designed to accelerate rapidly private sector deployment of advanced telecommunications and information technologies and services to all Americans by opening all telecommunications markets to competition." The Telecom Act, among other things, requires local telephone companies to eliminate subsidies of their pay telephone services and to treat their own and independent payphones in a nondiscriminatory manner. Of particular importance to the Company, the Telecom Act addressed the inherently unfair disadvantage independent pay telephone companies have in competing with regulated monopolies, the compensation of independent pay telephone companies for calls made from their equipment that previously offered no compensation, and the issue of price regulation of local calls by the various state PUCs.

    COMPETITION WITH RBOCS. Under the Telecom Act, the RBOCs must operate their payphone divisions with separate profit and loss statements. The Company believes that this will likely result in the Company's RBOC competitors (primarily, U.S. West) being less aggressive in bidding for locations. It also may result in the RBOCs removing many low volume pay telephones that collectively compete with the Company's pay telephones and, ultimately, may result in the RBOCs raising prices for pay telephone calls when allowable under price deregulation (see "- Deregulation of Local Pay Telephone Rates" below).

    DIAL-AROUND COMPENSATION. Pay telephones are required by the FCC to provide equal Dial-Around access to all long-distance carriers, either by access code (such as "10ATT") or by 800 service. Prior to November 1996, the Company received $6 per payphone per month from long-distance carriers for providing this Dial-Around service. The Telecom Act recognized that it is a burden to payphone companies to provide such access and that the compensation paid to payphone companies for this access should be greater. Because the infrastructure to track and compensate for these calls does not currently exist, the FCC's 1996 order raised the flat rate of compensation for the Dial-Around service to approximately $45 per payphone per month, based on $0.35 per call (the per call rate for a local coin call in deregulated states) times the national average of 131 monthly Dial-Around calls placed per payphone. In October 1997, the method of compensating payphone companies is scheduled to switch to a per call charge of $0.35 to be tracked and paid by the long-distance carriers and, in November 1998, the per call charge is scheduled to equal the cost of a local pay telephone call. While the Company is unable to estimate the number of Dial-Around calls made from its payphones, management believes that there will not be a material change in the total amount of Dial-Around compensation it receives when the basis for compensation is switched to a per call rate.

    The FCC order implementing the increased Dial-Around compensation was appealed, with the intent, in part, of decreasing the amount of Dial-Around compensation mandated by the FCC's 1996 order. The appellate court remanded the matter to the FCC for reconsideration of the rate of Dial-Around compensation. The Court of Appeals for the D.C. Circuit found that the per call charge of $0.35 (which was multiplied by 131 calls to determine the interim rate of monthly Dial-Around compensation per payphone) was inappropriate because the FCC did not consider evidence of the differences in the cost of coin calls and Dial-Around calls. The FCC has solicited comments on the cost differences between coin calls and Dial-Around calls, and whether the local coin rate, subject to an offset for expenses unique to those calls, is an appropriate per call compensation rate for determining the rate of Dial-Around compensation. The comment period was scheduled to expire on September 9, 1997. In a letter to the FCC dated August 15, 1997, AT&T challenged the FCC's authority to order the long-distance carriers to make any payments during the pendency of the rate determination and stated its intention to make Dial-Around payments voluntarily based on its imputed rate of $0.12 per call, subject to retroactive adjustments, up or down, after the FCC's final order on remand. Because the Company cannot be certain that the rate of Dial-Around compensation will not be reduced retroactively or in the future, and because the Company believes that the cost differential between coin calls and Dial-Around calls is no more than $0.05 per call, it has established a reserve of $109,000 as of June 30, 1997 to cover a potential decrease in the per call charge from $0.35 to $0.30 retroactive to November 1996; however, there can be no assurance that a reduction, if any, in the per call charge used to determine the rate of Dial-Around compensation will not be greater than $0.05 per call. See "Risk Factors - Pending Determination of Dial-Around Compensation Rate."

    DEREGULATION OF LOCAL PAY TELEPHONE RATES. The FCC also adopted rules pursuant to the Telecom Act which will repeal on October 7, 1997, all rules regulating the cost of a local call placed at a payphone and allow the market to set the rate for local coin calls, unless the state can demonstrate to the satisfaction of the FCC that there are market failures within the state that would not allow market-based rates. Management anticipates that when this deregulation goes into effect, the per call price of pay telephone service will rise to $0.35 or more. Management bases its belief on the experience in Iowa in 1989 when the price of pay telephone calls was deregulated and U.S. West raised its price to $0.35. Given the prohibitions on the RBOCs subsidizing their pay telephone business, and given the large number of low volume RBOC pay telephones in the marketplace, management believes the RBOCs will have a strong desire to raise pay telephone rates. However, there can be no assurance that the per call price of pay telephone service will increase.

COMPETITION

    The Company competes for pay telephone locations with LECs and other independent pay telephone operators. The Company also competes indirectly with long-distance carriers, which can offer Site Providers commissions on long-distance calls made from LEC-owned payphones. Most LECs and long-distance carriers against which the Company competes and some independent pay telephone companies have substantially greater financial, marketing and other resources than the Company. In addition, many LECs, faced with competition from the Company and other independent pay telephone companies, have increased their compensation arrangements with Site Providers to offer more favorable commission schedules.

    The Company believes the principal competitive factors in the pay telephone business are (i) responsiveness to customer service needs, (ii) the amount of commission payments to a Site Provider and the opportunity for a Site Provider to obtain commissions on both local and long-distance calls from the same company, (iii) the quality of service and the availability of specialized services provided to a Site Provider and telephone users, and (iv) the ability to serve accounts with locations in several LATAs or states. The Company believes that independent pay telephone operators have an advantage over LECs in that they can offer Site Providers commissions on coin and cashless local and long-distance calls. Most LECs are prohibited from obtaining revenues or commissions on interLATA long-distance telephone calls and, consequently, generally only pay commissions to Site Providers for local and intraLATA calls. Under the Telecom Act, this prohibition will be removed at such time as sufficient competition for local telephone service has been established.

    Opening the local telephone markets to competition will likely reduce telephone line charges, the Company's largest operating expense. In most of the areas where the Company operates, it must purchase local telephone service from a single regulated monopoly (primarily, U.S. West). As AT&T, MCI, Sprint and others compete to offer local telephone service, telephone line charges are expected to decline. In addition, the Company expects that its high number of telephone lines will give it the ability to negotiate additional volume discounts.

    Technological advances and cost efficiencies underlie a continuing increase in the transmission of voice messages. More telephone calls are being made because the manner, means and cost of completing a call have improved. With the advent of call waiting and caller I.D., and as the number of answering machines, voice mail systems, pagers and cellular phones increases, the likelihood of a telephone call being made also increases due to the perceived certainty that a message can be communicated even if the intended recipient may not be reached directly. Accordingly, as the means and desire to communicate by telephone increase, the Company anticipates that its payphones will experience increased usage.

EMPLOYEES

    As of May 31, 1997, the Company had 31 employees, 26 of whom were full-time. No employees are covered by a collective bargaining agreement. The Company believes that its relationships with employees are good.

PROPERTIES

    The Company's corporate offices are located in approximately 5,000 square feet of leased space in Plymouth, Minnesota. The lease for this property expires in May 2000 and the Company has two successive options to extend the lease for additional one-year periods. The Company also leases approximately 2,250 square feet of warehouse and office space in Lake Oswego, Oregon, pursuant to a lease which expires in July 1998, subject to the exercise by the Company of two successive options to extend the lease for additional one-year periods. The Company believes that its current facilities are sufficient for its needs for the foreseeable future.

LEGAL PROCEEDINGS

    MINNESOTA SALES TAX. The Company, based on an analysis of the published regulations of the Minnesota Department of Revenue, has not remitted any sales tax payments to the State of Minnesota. In 1996, the Company learned that the opinion of the Department was that coin-operated payphone receipts were subject to state sales tax. Despite the Department's position, management is still of the view that the Company is not subject to sales tax, and the Company is challenging the imposition of the tax. The Company retained special tax counsel to contest the Department's position that coin-operated payphone receipts are subject to sales tax. Nonetheless, the Company has established a reserve of $975,140 as of June 30, 1997, to provide for the potential sales tax liability. See the Combined Financial Statements of the Company and notes thereto set forth elsewhere in this Prospectus.

    CLAIM FOR REFUND OF OVERPAYMENT. Prior to enactment of the MN Act which facilitated increased competition in the telecommunications industry, U.S. West had required, with MNPUC approval, that PSPs purchase PALs at approximately twice the cost of business lines even though business lines and PALs were essentially the same. Beginning in August 1995, LECs could no longer restrict the resale of its products, and the Company, along with other Minnesota independent PSPs, requested to purchase for resale from U.S. West regular business lines for its payphones. U.S. West refused the request on the grounds that its requirement that PSPs use PALs had, prior to the enactment of the law, been approved by the MNPUC. In November 1996, the MNPUC concluded that the law did entitle PSPs to use business lines in place of PALs and ordered U.S. West to convert the lines to business lines within 60 days. The MNPUC, however, did not require U.S. West to refund the difference in costs collected during the period from August 1995 until October 1996. Even though the Company was able to purchase business lines through CI starting in the summer of 1996, it estimates that it has overpaid U.S. West approximately $450,000. In April 1997, the Company, together with other Minnesota independent PSPs, initiated an action in the Minnesota Court of Appeals requesting the Court to order the MNPUC to order U.S. West to refund the overpayment. Oral arguments have been scheduled for October 8, 1997.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth certain information concerning the Company's executive officers and directors as of August 15, 1997.

         NAME                AGE                             POSITION
-----------------------      ---      ------------------------------------------------------
Gary S. Kohler                   40   Chairman of the Board of Directors
Jeffrey R. Paletz                41   President and Director
Melvin Graf                      42   Executive Vice President, Secretary and Director
Jack S. Kohler                   42   Vice President and Chief Financial Officer
Dustin Elder                     28   Vice President
Robert A. Hegstrom               55   Director

    GARY S. KOHLER is a founder and has served as Chairman of the Board of Directors of the Company since its inception in 1989. Mr. Kohler joined Tarmachan Capital Management, an investment management firm, in July 1997. Prior to that and since 1984, he was employed as Vice President of Okabena Company, a private holding company. Mr. Kohler serves on the board of Northwest Mortgage Services, Inc. Mr. Kohler has an M.B.A. from Cornell University and a B.A. from the University of Minnesota. Mr. Kohler is the brother of Jack S. Kohler.
    JEFFREY R. PALETZ is a founder of the Company, has been a director since its inception and has been President since 1993, overseeing all operations of the Company. Prior to founding the Company in 1989, Mr. Paletz was employed for 13 years at Sportsman's Guide, a mail order retailer, where he oversaw the computer data operations. Mr. Paletz has a B.S. degree in Business from the University of Minnesota.
    MELVIN GRAF is a founder of the Company, has been a director since its inception and has been Executive Vice President and Secretary since 1993, overseeing all marketing and leasing activities. Mr. Graf served as President of the Company until 1993. Prior to founding the Company in 1989, Mr. Graf was President of Network Travel, a Minneapolis travel agency, for five years. Mr. Graf has a B.S. degree in Business from the University of Minnesota.

    JACK S. KOHLER has been Vice President and Chief Financial Officer of the Company since 1993. Prior to joining the Company, Mr. Kohler was employed for 13 years in various management and accounting positions at Cargill, Inc., where he most recently served in the internal audit division. Mr. Kohler has a B.S. degree in Accounting from the University of Minnesota. Mr. Kohler is the brother of Gary S. Kohler.
    DUSTIN ELDER became a Vice President of the Company in August 1997. Mr. Elder had been President of CAT for three years prior to joining the Company. Prior to that, he was a student at the University of Iowa.

    ROBERT A. HEGSTROM became a director of the Company in June 1997. In January 1997, Mr. Hegstrom joined Northwest Mortgage Services, Inc. as Chairman, President and Chief Executive Officer. Prior to that, he was a private investor for two years and, from December 1991 to January 1995, he was Executive Vice President of Green Tree Financial Corporation.

    DIRECTORS' COMPENSATION. No cash compensation is paid to the Company's directors. Upon the completion of this offering, each independent, non-employee director (currently, only Robert A. Hegstrom) will receive an option to purchase $75,000 of Common Stock, valued as of the date of grant, at the first meeting thereafter of the Company's Board of Directors and upon each subsequent annual re-election. The dollar value of the options was determined by the Company to be the amount necessary to attract and retain qualified independent directors. The options will be issued pursuant to the Company's 1997 Long-Term Incentive and Stock Option Plan, will be exercisable upon grant and will have five-year terms and exercise prices equal to the fair market value of the Common Stock as of the date of grant. No options will be issued to employee directors for their service as directors.

    LIMITATION OF LIABILITY AND INDEMNIFICATION. The Company's Articles of Incorporation limit the liability of its directors to the fullest extent permitted by the Minnesota Business Corporation Act ("MBCA"). Specifically, directors of the Company will not be personally liable for monetary damages for breach of fiduciary duty as directors, except for (i) any breach of the duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law,
(iii) dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions, (iv) violations of certain Minnesota securities laws, or (v) any transaction from which the director derives an improper personal benefit. Liability under federal securities law is not limited by the Articles of Incorporation.

    The MBCA requires that the Company indemnify any director, officer or employee made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with the proceeding if certain statutory standards are met. "Proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including a derivative action in the name of the Company. Reference is made to the detailed terms of the Minnesota indemnification statute (Section 302A.521 of the MBCA) for a complete statement of such indemnification right. The Company's Bylaws also require the Company to provide indemnification to the fullest extent of the Minnesota indemnification statute.

    Indemnification under the foregoing arrangements may be available for liabilities arising in connection with this offering. Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company is aware that in the opinion of the Securities and Exchange Commission (the "SEC") such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

    OFFICERS' COMPENSATION. The following table summarizes the compensation for services rendered by the Company's President paid or accrued by the Company during 1996. No executive officer of the Company earned or was paid salary and bonus exceeding $100,000 in any fiscal year. The Company did not grant any restricted stock awards or stock appreciation rights or make any long-term incentive plan payouts to the named officer during 1996.

                           SUMMARY COMPENSATION TABLE

                                                                         ANNUAL COMPENSATION
                                                                  ---------------------------------
NAME AND POSITION                                                 FISCAL YEAR   SALARY      BONUS
----------------------------------------------------------------  -----------  ---------  ---------
Jeffrey R. Paletz, President....................................        1996   $  70,000  $  10,000

    BONUS PROGRAM. The Company has implemented the 1997 Incentive Compensation Plan to provide an opportunity for executive officers and other Company employees to receive a bonus based on individual and Company performance. The maximum bonus for any executive officer will be 40% of annual salary. The bonus opportunity for Jeffrey R. Paletz, the Company's President, depends on the completion of this offering and achieving the Company's target earnings per share. The bonus opportunities for other executive officers also depend on the completion of this offering, as well as the success rate for new installations of payphones and the number of completed acquisitions. The bonus opportunity for other Company employees is discretionary and not subject to specific criteria.

    STOCK OPTION PLAN. Under the terms of the Company's 1997 Long-Term Incentive and Stock Option Plan (the "Stock Option Plan"), all of the directors, officers, other employees and consultants of the Company are eligible to receive options to purchase shares of the Company's Common Stock as part of their compensation package. No such options had been granted as of July 31, 1997.

    The Board of Directors adopted the Stock Option Plan on April 17, 1997, and the shareholders approved it on April 18, 1997. The Stock Option Plan provides for the grant both of incentive stock options intended to qualify for preferential tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended, and nonqualified stock options that do not qualify for such treatment. The exercise price of incentive stock options must equal or exceed the fair market value of the Common Stock at the time of grant. The exercise price of non-qualified stock options must equal or exceed 85% of the fair market value of the Common Stock at the time of grant. The Stock Option Plan also provides for grants of stock appreciation rights, restricted stock awards and performance awards and allows for the grant of restoration options.

    The Compensation Committee of the Board of Directors will administer the Stock Option Plan, subject to approval of the Board. A total of 100,000 shares of Common Stock are reserved for issuance under the Stock Option Plan. Incentive stock options may be granted under the Stock Option Plan only to any full or part-time employee of the Company (including officers and directors who are also employees). Full or part-time employees, directors who are not employees, and consultants and independent contractors to the Company are eligible to receive options which do not qualify as incentive stock options, as well as other awards. In determining the persons to whom options and awards shall be granted and the number of shares subject to each, the Board of Directors may take into account the nature of services rendered by the respective employees or consultants, their present and potential contributions to the success of the Company, and such other factors as the Board of Directors in its discretion shall deem relevant.

    The Board of Directors may amend or discontinue the Stock Option Plan at any time but may not, without shareholder approval, make any revisions or amendments to the Stock Option Plan that increase the number of shares subject to the Stock Option Plan, decrease the minimum exercise price, extend the maximum exercise term, or modify the eligibility requirements. The Board of Directors may not alter or impair any award granted under the Stock Option Plan without the consent of the holder of the award. The Stock Option Plan will expire April 15, 2007.

    Pursuant to the terms of the Stock Option Plan, appropriate adjustments to the Stock Option Plan and outstanding options will be made in the event of changes in the Common Stock through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, or other change in corporate structure.

    EMPLOYMENT AGREEMENTS. The Company has entered into employment agreements with Jeffrey R. Paletz, Melvin Graf and Jack S. Kohler effective April 15, 1997, and an employment agreement with Dustin Elder effective August 14, 1997, all of which provide for an initial term expiring in April 1999, with automatic one-year renewals. The agreements provide a base salary (including a base salary of $6,449 per month for Mr. Paletz) and the right to receive additional compensation in the form of salary, bonus and other benefits as the Board of Directors shall determine in its sole discretion. The agreements prohibit each officer from competing against the Company for a period of one year after employment ceases and from communicating with a Site Provider until six months following expiration of the Site Agreement. In the event of termination of the officer's employment, except a termination for cause, the terminated officer is entitled to receive full compensation and benefits for a six-month period.

                              CERTAIN TRANSACTIONS
    The Company has an arrangement with Gary S. Kohler, the Company's Chairman of the Board, pursuant to which Mr. Kohler advises the Company's management on an as-needed basis. The consulting fees paid to Mr. Kohler for rendering this service for the year ended December 31, 1996, totaled $16,000. Currently, the monthly fee paid for Mr. Kohler's consulting services is $2,000.

    The Company has borrowed money from members of the Topp family (or a trust for the benefit thereof), who are in-laws of Gary S. Kohler. The two outstanding loans are evidenced by promissory notes dated July 7 and 27, 1996, respectively, copies of which are filed as exhibits to the Registration Statement. The notes, in the aggregate principal amount of $114,669.45, bear interest at the rate of 12% per annum and mature on February 7, 1998, and September 27, 1997, respectively.

    At June 30, 1997, the Company had subscription receivables from officers in the aggregate amount of $18,581. Of such amount, $8,581 is due from Jeffrey R. Paletz in connection with the purchase of 171,428 shares of Common Stock in 1989 and $10,000 is due from Melvin Graf in connection with the purchase of 200,000 shares in 1989. Messrs. Paletz and Graf have agreed to pay the subscription receivables, plus 6% simple interest accruing from 1989, within one year of the date of this Prospectus.

    It is the Company's policy that it not engage in any future material transactions with officers, directors or beneficial holders of 5% or more of the Company's Common Stock, or affiliates of such persons, unless the terms of any such transaction are no less favorable to the Company than those that could be obtained from unaffiliated third parties and are approved by a majority of the Company's independent directors who do not have an interest in the transaction and who have had access, at the Company's expense, to the Company's or independent legal counsel. Further, the Company will not make loans to officers and directors, or their affiliates, for the purpose of purchasing securities from the Company.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth certain information as of July 31, 1997 with respect to the beneficial ownership of the Company's Common Stock by (i) each director of the Company, (ii) all directors and executive officers of the Company as a group, and (iii) each shareholder who owns more than 5% of the outstanding shares of the Company's Common Stock. Except as otherwise indicated, the Company believes each of the persons listed below possesses sole voting and investment power with respect to the shares indicated. Beneficial ownership means the shareholder has voting or investment power with respect to the shares. Shares of the Company's Common Stock subject to options or warrants currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage of the person holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person.

                                                     NUMBER OF
                                                      SHARES
                                                   BENEFICIALLY    PERCENTAGE OF SHARES BENEFICIALLY
                                                       OWNED                    OWNED(1)
                                                  ---------------  ----------------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER(2)(3)                          BEFORE OFFERING   AFTER OFFERING
------------------------------------------------                   -----------------  ---------------
Gary S. Kohler(4)(5)............................      1,032,784             53.5%             37.8%
Jeffrey R. Paletz...............................        347,398             18.0%             12.7%
Melvin Graf(6)..................................        213,334             11.1%              7.8%
Jack S. Kohler(5)(7)............................        327,500             17.0%             12.0%
Robert A. Hegstrom..............................              0               --                --
All directors and executive officers
 as a group (5 persons)(4)(5)(6)(7).............      1,721,016             87.0%             61.9%

--------------------------

(1) Based on 1,928,766 shares of Common Stock outstanding prior to the offering and 2,728,766 shares outstanding after the offering. Does not include 186,240 shares issued in August 1997 in connection with the CAT acquisition or up to 55,880 shares issuable upon converision of a note issued in connection with such acquisition, or the 800,000 additional shares of Common Stock issuable upon exercise of the Redeemable Warrants.

(2) The address of each shareholder listed is c/o ChoiceTel Communications, Inc., 9724 10th Avenue North, Plymouth, Minnesota 55441.

(3) Does not include Dustin Elder, who became an executive officer of the Company after the date as of which information is presented. In August 1997, in connection with the CAT acquisition, Mr. Elder acquired 39,240 shares of the Company's Common Stock and options to purchase 50,000 shares, 20,000 of which are exercisable within 60 days.

(4) The figure includes 40,000 shares held by Gary S. Kohler as custodian for the benefit of his children.

(5) The figure includes 200,000 shares currently owned by Gary S. Kohler, who has granted an option to Jack S. Kohler, available for exercise within 60 days, to purchase such shares.

(6) The figure includes 13,334 shares of Common Stock held in the name of the wife of Melvin Graf.

(7) The figure includes options granted to Jack S. Kohler by the Company, available for exercise within 60 days, to purchase 50,000 shares.

                      SECURITIES ELIGIBLE FOR FUTURE SALE

    Upon completion of this offering, the Company will have 2,915,006 shares of Common Stock outstanding not including the additional 800,000 shares of Common Stock issuable upon exercise of the Redeemable Warrants or up to 55,880 shares issuable upon conversion of a note issued in connection with the CAT acquisition in August 1997. In addition, the Company has reserved 222,500 shares of Common Stock for issuance pursuant to options (consisting of outstanding options covering 122,500 shares and options for up to 100,000 shares which may be granted pursuant to the Stock Option Plan), 80,000 shares of Common Stock comprising part of the Units issuable upon exercise of the Underwriter's Warrant and 80,000 shares issuable upon exercise of the Redeemable Warrants comprising part of the Units subject to the Underwriter's Warrant. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Recent Acquisitions," "Management - Stock Option Plan" and "Underwriting." Of the outstanding shares of Common Stock after this offering, the 800,000 shares of Common Stock included in the Units offered hereby may be resold without restriction under the Securities Act, except that any of such shares purchased in the offering by "affiliates" of the Company, as the term is defined in Rule 144 adopted under the Securities Act ("Affiliates"), may generally be resold only in compliance with applicable provisions of Rule 144. The remaining 2,115,006 shares of Common Stock held by the existing shareholders are "restricted" securities within the meaning of Rule 144. Restricted securities and securities held by Affiliates of the Company may not be sold unless the sale is registered under the Securities Act or is made pursuant to an applicable exemption from registration, including an exemption pursuant to Rule 144.

    In general, under Rule 144, beginning 90 days after the date of this Prospectus, a shareholder, including an Affiliate, who has beneficially owned his or her restricted securities for at least one year from the later of the date such securities were acquired from the Company, or (if applicable) the date they were acquired from an Affiliate, is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of
(i) 1% of the then outstanding shares of Common Stock (approximately 29,150 shares immediately after this offering) or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale is filed under Rule 144. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. In addition, under Rule 144(k), if a period of at least two years has elapsed between the later of the date restricted securities were acquired from the Company or the date they were acquired from an Affiliate, a shareholder who is not an Affiliate of the Company at the time of sale and has not been an Affiliate of the Company for at least three months prior to the sale would be entitled to sell the shares immediately without compliance with the volume limitations, manner of sale provisions, notice or public information requirements.

    Beginning 90 days after the date of this Prospectus, 1,693,016 shares of Common Stock will be eligible for sale in the public market under Rule 144, of which 1,676,016 are subject to the volume limitations and other requirements described above. Notwithstanding the above, Gary S. Kohler, Jeffrey R. Paletz, Melvin Graf, Jack S. Kohler and Dustin Elder, who in the aggregate beneficially own 1,710,256 outstanding shares of Common Stock and options to acquire an additional 300,000 shares (which includes 200,000 shares that are currently outstanding), have agreed that, without the Underwriter's prior written consent, they will not sell or transfer any shares of Common Stock during the period ending one year after the date of this Prospectus nor sell or transfer more than 10% of the shares of Common Stock which they own during the period beginning one year and ending two years after the date of this Prospectus. As a condition of the underwriting, the Company's other shareholders, who own 404,750 shares of Common Stock, must agree that they will not, without the Underwriter's prior written consent, sell or transfer any shares of Common Stock during the period ending six months after the date of this Prospectus. Additional shares of Common Stock may also become available for sale in the public market from time to time in the future, including the shares of Common Stock issuable upon exercise of the Redeemable Warrants.

    Prior to this offering, there has been no public market for the Common Stock, and no predictions can be made of the effect, if any, that sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market or the perception that such sales could occur may adversely affect prevailing market prices and may impair the Company's future ability to raise capital through the public sale of its Common Stock.

                           DESCRIPTION OF SECURITIES

GENERAL

    The Company's authorized capital stock consists of 15,000,000 shares of Common Stock, par value $0.01 per share, and 5,000,000 shares of undesignated Preferred Stock, par value $0.01 per share (the "Preferred Stock"). As of July 31, 1997, there were issued and outstanding 1,928,766 shares of Common Stock which were held by 16 shareholders of record, and 72,500 shares of Common Stock reserved for issuance upon exercise of outstanding options (not including an option to purchase 50,000 shares issued in August 1997 in connection with the CAT acquisition). In addition, 100,000 shares were reserved for issuance under the Stock Option Plan, 186,240 shares were reserved for issuance in connection with the CAT acquisition which was completed in August 1997 and up to 55,880 shares were reserved for issuance upon conversion of a note issued in connection therewith, 80,000 shares of Common Stock comprising part of the Units issuable upon exercise of the Underwriter's Warrant were reserved for issuance in connection therewith and 80,000 shares were reserved for issuance upon exercise of the Redeemable Warrants comprising part of the Units subject to the Underwriter's Warrant. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Recent Acquisitions," "Management - Stock Option Plan" and "Underwriting." No shares of Preferred Stock were outstanding as of July 31, 1997. There will be 2,728,766 shares of Common Stock issued and outstanding upon completion of this offering (not including 186,240 shares issued in August 1997 in connection with the CAT acquisition) and an additional 800,000 shares will be issuable upon exercise of the Redeemable Warrants (assuming the over-allotment option is not exercised). The exercise prices for the Company's outstanding options range from $1.50 to $4.00 per share (not including the exercise price of $6.75 per share for vested options issued in August 1997 in connection with the CAT acquisition or the exercise prices of non-vested options issued in connection therewith which will be determined as of the vesting dates).

COMMON STOCK

    There are no preemptive, subscription, conversion or redemption rights pertaining to the shares of Common Stock and no sinking fund provisions applicable thereto. The absence of preemptive rights could result in the dilution of the interests of existing shareholders should additional shares of Common Stock be issued. Subject to preferences that may be applicable to any outstanding Preferred Stock, holders of shares of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of assets legally available therefor, and to share ratably, in proportion to the number of shares held, in the assets of the Company available upon liquidation, dissolution or winding up of the affairs of the Company after payment of all prior claims.

    Each share of Common Stock is entitled to one vote for all purposes, and cumulative voting is not permitted in the election of directors. Accordingly, the holders of more than fifty percent of all of the outstanding shares of Common Stock can elect all of the directors. Significant corporate transactions such as amendments to the articles of incorporation, mergers, sales of assets and dissolution or liquidation require approval by the affirmative vote of the majority of the outstanding shares of Common Stock. Other matters to be voted upon by the holders of Common Stock normally require the affirmative vote of a majority of the shares present at the particular shareholders meeting. Officers and directors will own approximately 60% of the outstanding Common Stock upon completion of this offering and, therefore, will continue to be able to elect all of the directors of the Company and to control the Company's affairs, including, without limitation, the sale of equity or debt securities of the Company and the appointment of officers. The outstanding shares of Common Stock are, and the shares of Common Stock included in the Units offered hereby and the shares of Common Stock issuable upon exercise of the Redeemable Warrants included in the Units offered hereby will be, fully paid and non-assessable.

PREFERRED STOCK

    The Articles of Incorporation authorize the Company's Board of Directors, without further shareholder action, to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix the voting rights, liquidation preferences, dividend rights, repurchase rights, conversion rights, redemption rights and terms, including sinking fund provisions, and certain other rights and preferences, of the Preferred Stock. Although there is currently no intention to do so, the Board of Directors of the Company may, without prior shareholder approval, issue shares of a class or series of Preferred Stock with voting and conversion rights which could adversely affect the voting power or dividend rights of the holders of Common Stock and may have the effect of delaying, deferring or preventing a change in control of the Company.

REDEEMABLE WARRANTS

    WARRANT AGREEMENT. The Redeemable Warrants included as part of the Units offered hereby will be issued under and governed by the provisions of the Warrant Agreement between the Company and Norwest Bank Minnesota, National Association, as Warrant Agent. A copy of the Warrant Agreement has been filed as an exhibit to the Registration Statement. The following statements are summaries of certain provisions contained therein, are not complete, and are qualified in their entirety by reference to the Warrant Agreement.

    The shares of Common Stock and the Redeemable Warrants offered as part of the Units are detachable and are separately transferable following their issuance. One Redeemable Warrant entitles the holder ("Warrantholder") thereof to purchase one share of Common Stock during the five years following the Effective Date of this Prospectus. Each Redeemable Warrant will be exercisable at a price equal to $9.50 per share, subject to adjustment as a result of certain events. Any time 120 or more days after the Effective Date of this Prospectus, the Redeemable Warrants are redeemable, in whole but not in part, by the Company at a redemption price of $0.01 per Redeemable Warrant on not less than 30 days' written notice, provided that the closing bid price of the Common Stock exceeds $10.00 per share (subject to adjustment) for any 10 consecutive trading days prior to such notice. Holders of Redeemable Warrants may exercise their rights until the close of business on the date fixed for redemption, unless extended by the Company.

    Warrantholders as such are not entitled to vote, receive dividends or exercise any of the rights of holders of shares of Common Stock for any purpose until such Redeemable Warrants have been duly exercised and payment of the purchase price has been made. The Redeemable Warrants are in registered form and may be presented for transfer, exchange or exercise at the corporate office of the Warrant Agent. Although the Company has applied for listing of the Redeemable Warrants on The Nasdaq SmallCap Market, there is currently no established market for the Redeemable Warrants, and there is no assurance that any such market will develop.

    The Warrant Agreement provides for adjustment of the exercise price and the number of shares of Common Stock purchasable upon exercise of the Redeemable Warrants to protect Warrantholders against dilution in certain events, including stock dividends, stock splits and any combination of Common Stock. In the event of the merger, consolidation, reclassification or disposition of substantially all the assets of the Company, the holders of the Redeemable Warrants are entitled to receive, upon payment of the exercise price therefor, the securities or property of the Company or the successor corporation resulting from such transaction that such holders would have received had they exercised such Redeemable Warrants immediately prior to such transaction.

    REGISTRATION. The Company has sufficient shares of Common Stock authorized and reserved for issuance upon exercise of the Redeemable Warrants, and such shares when issued will be fully paid and nonassessable. The Company must have a current registration statement on file with the SEC and, unless exempt therefrom, with the securities authority of the state in which the Warrantholder resides, in order for the Warrantholder to exercise his or her Redeemable Warrants and obtain shares of Common Stock free of any transfer restrictions. The shares so reserved for issuance upon exercise of the Redeemable Warrants are registered pursuant to the Registration Statement. Furthermore, the Company has agreed to use its best efforts to maintain the effectiveness of the Registration Statement (by filing any necessary post-effective amendments or supplements thereto) throughout the term of the Redeemable Warrants with respect to the shares of Common Stock issuable upon exercise thereof. The Company will incur significant legal and other related expenses in order to keep the Registration Statement current. However, there can be no assurance that the Company will be able to keep the Registration Statement current or that the Registration Statement will be effective at the time a Warrantholder desires to exercise his or her Redeemable Warrants. Additionally, the Company has agreed to use it best efforts to maintain qualifications in those states where the Units were originally qualified for sale to permit exercise of the Redeemable Warrants and issuance of shares of Common Stock upon such exercise in such states. However, there can be no assurance that any such qualification will be effective at the time a Warrantholder desires to exercise his or her Redeemable Warrants. If for any reason the Registration Statement is not kept current, or if the Company is unable to maintain the qualification of the Common Stock underlying the Redeemable Warrants for sale in particular states, Warrantholders in those states, absent an applicable exemption, must either sell such Redeemable Warrants or let them expire.

    EXERCISE. The Redeemable Warrants may be exercised upon surrender of the certificate therefor on or prior to the expiration date (or earlier redemption date) at the corporate office of the Warrant Agent, with the form of "Election to Purchase" on the reverse side of the certificate filled out and executed as indicated, accompanied by payment of the full exercise price (by certified or cashier's check payable to the order of the Company) for the number of Redeemable Warrants being exercised.

    For the term of the Redeemable Warrants, the Warrantholders are given the opportunity to profit from a rise in the market price of the Company's Common Stock with a resulting dilution in the interest of the Company's shareholders. During such term, the Company may be deprived of opportunities to sell additional equity securities at a favorable price. The Warrantholders may be expected to exercise their Redeemable Warrants at a time when the Company would, in all likelihood, be able to obtain equity capital by a sale or a new offering on terms more favorable to the Company than the terms of the Redeemable Warrants.

    TAX CONSIDERATIONS. The following summary is based on present federal income tax law and interpretations thereof, all of which are subject to change or modification. The discussion is limited to the federal income tax matters discussed below and does not include all of the federal income tax considerations relevant to each investor's personal tax situation. Investors should consult their own tax advisers with respect to the matters discussed below and with respect to other federal and state tax considerations that may be applicable to their own personal tax situation.

    The cost basis of the Units will be the purchase price paid by each investor. Purchasers of Units will be required to allocate the price paid for such Units between the shares of Common Stock and the Redeemable Warrants based on their relative fair market values on the date of purchase. Upon exercise of the Redeemable Warrants, the Warrantholder's cost basis in the shares of Common Stock thus acquired will be the original purchase price allocable to the Redeemable Warrants plus any additional amount paid upon the exercise. No gain or loss will be recognized by such holder upon exercise of the Redeemable Warrants. However, gain or loss will be recognized upon the subsequent sale or exchange of the shares of Common Stock acquired upon exercise of the Redeemable Warrants. Gain or loss also will be recognized upon the sale or exchange of the Redeemable Warrants. Generally, gain or loss will be long- or short-term capital gain or loss, depending on how long the shares of Common Stock or the Redeemable Warrants are held. If the Redeemable Warrants are exercised, the holding period of the Common Stock will not include the period during which the Redeemable Warrants were held.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

    Under the Company's Articles of Incorporation, upon completion of this offering and assuming no exercise of the Redeemable Warrants, there will be 12,084,994 shares of Common Stock available for future issuance without shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions. Except for the up to 55,880 shares of Common Stock issuable upon conversion of a note issued in connection with a recent acquisition, the Company does not currently have any plans to issue additional shares of Common Stock (other than shares that may be issued upon exercise of the Redeemable Warrants, the Underwriter's Warrant, outstanding options and options which may be granted to the Company's officers, directors and employees pursuant to the Stock Option Plan). See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Recent Acquisitions," "Management - Stock Option Plan" and "Underwriting."

    One of the effects of the existence of unissued and unreserved Common Stock is that the Board of Directors could issue shares to persons likely to support current management and thereby protect the continuity of the Company's management. Such additional shares could also be used to dilute the stock ownership of persons seeking to obtain control of the Company.

PROVISIONS OF THE COMPANY'S ARTICLES AND BYLAWS AND THE MINNESOTA BUSINESS
  CORPORATION ACT

    The existence of authorized but unissued stock, as described above, and certain provisions of the Company's Articles of Incorporation and Bylaws and of Minnesota law, as described below, could have anti-takeover effects. These provisions are intended to provide management flexibility, to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage an unsolicited takeover of the Company if the Board of Directors determines that such a takeover is not in the best interests of the Company and its shareholders. However, these provisions could have the effect of discouraging certain attempts to acquire the Company, which could deprive the Company's shareholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices. Such provisions may also have the effect of preventing changes in the management of the Company.

    Section 302A.671 of the MBCA applies, with certain exceptions, to any acquisition of voting stock of the Company (from a person other than the Company, and other than in connection with certain mergers and exchanges to which the Company is a party) resulting in the beneficial ownership of 20% or more of the voting stock then outstanding. Section 302A.671 requires approval of any such acquisitions by a majority vote of the shareholders of the Company prior to its consummation. In general, shares acquired in the absence of such approval are denied voting rights and are redeemable at their then fair market value by the Company within 30 days after the acquiring person has failed to give a timely information statement to the Company or the date the shareholders voted not to grant voting rights to the acquiring person's shares.

    Section 302A.673 of the MBCA generally prohibits any business combination by the Company, or any subsidiary of the Company, with any shareholder which purchases 10% or more of the Company's voting shares (an "interested shareholder") within four years following such interested shareholder's share acquisition date, unless the business combination or the acquisition of shares is approved by the affirmative vote of a majority of a committee of all the disinterested members of the Board of Directors, before the interested shareholder's share acquisition date.

    The Bylaws permit the Board to create new directorships and to elect new directors to serve for the full term of the directorship created. The Board (or its remaining members, even though less than a quorum) is also empowered to fill vacancies on the Board occurring for any reason for the remainder of the term of the directorship in which the vacancy occurred.

TRANSFER AGENT

    The Company currently serves as its own transfer agent and registrar with respect to its Common Stock and does not utilize the services of an independent transfer agent such as a bank or trust company. The Company has appointed Norwest Bank Minnesota, National Association, to act upon completion of this offering as its transfer agent and registrar for the Common Stock and its warrant agent for the Redeemable Warrants.

                                  UNDERWRITING

    Subject to the terms and conditions to be set forth in an underwriting agreement (the "Underwriting Agreement"), the Company has agreed to sell to Equity Securities Investments, Inc. (the "Underwriter"), and the Underwriter has agreed to purchase from the Company, the 800,000 Units offered hereby at the Price to Public set forth on the cover page of this Prospectus, less the Underwriting Discount of $0.675 per Unit.

    The Underwriting Agreement provides that the obligations of the Underwriter are subject to certain conditions precedent. The nature of the Underwriter's obligation is that it is committed to purchase all Units offered hereby if any of the Units are purchased.

    The Company has been advised by the Underwriter that the Underwriter proposes to offer the Units directly to the public at the Price to Public set forth on the cover page of this Prospectus and to certain selected securities dealers who are members of the National Association of Securities Dealers, Inc. at such price less usual and customary commissions. The Company has granted to the Underwriter an option, exercisable not later than 45 days after the date of this Prospectus, and subject to the terms and conditions set forth in the Underwriting Agreement, to purchase up to 120,000 additional Units at the Price to Public, less the underwriting discount of $0.675 per Unit. The Underwriter may exercise such option only to cover over-allotments made in connection with the sale of the 800,000 Units offered hereby. To the extent the Underwriter exercises the over-allotment option, it will have a firm commitment to purchase the number of Units to be purchased by it, and the Company will be obligated pursuant to the option to sell such Units to the Underwriter.

    The Company has agreed to pay the Underwriter a non-accountable expense allowance equal to 2.0% of the aggregate public offering price of the Units, or $120,000 ($138,000 if the over-allotment option is exercised in full). Such allowance is included in the expenses of the offering set forth on the cover page of this Prospectus. The Underwriter has informed the Company that the Underwriter does not intend to confirm sales of Units to any accounts over which it exercises discretionary authority.

    The Company has agreed to sell to the Underwriter upon the closing of this offering, for $100.00, the Underwriter's Warrant to purchase up to 80,000 Units. The Underwriter's Warrant is not exercisable during the first year after the date of this Prospectus and, thereafter, is exercisable at a price per Unit of $9.00 (or 120% of the per Unit Price to Public) for a period of four years. The Underwriter's Warrant contains customary antidilution provisions and obligates the Company to register the shares of Common Stock and the Redeemable Warrants comprising the Units issuable upon exercise of the Underwriter's Warrant under the Securities Act once at the election of the holders and at any other time the Company has a registration statement pending under the Securities Act. The Underwriter's Warrant also includes "cashless" exercise provisions entitling the holder to apply the difference between the exercise price of the Underwriter's Warrant and the higher fair market value of the Units underlying the Underwriter's Warrant to the payment of the exercise price without paying cash to exercise the Underwriter's Warrant. The Underwriter's Warrant may not be sold, assigned, pledged, hypothecated or transferred except to a person who is both an officer and a shareholder of the Underwriter (such person will also be subject to the restrictions on sale, assignment, pledge, hypothecation and transfer described herein). Any profits realized upon the sale of the Underwriter's Warrant, the Units issuable upon exercise of the Underwriter's Warrant, or the shares of Common Stock or Redeemable Warrants comprising such Units may be deemed to constitute additional underwriting compensation.

    The Underwriter will not receive any commissions, expense reimbursement or other compensation as a result of the exercise of the Redeemable Warrants included in the Units offered hereby.

    The Company and the Underwriter have agreed in the Underwriting Agreement to indemnify each other or provide contribution with respect to certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the Underwriting

Agreement. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

    Gary S. Kohler, Jeffrey R. Paletz, Melvin Graf, Jack S. Kohler and Dustin Elder, who in the aggregate beneficially own 1,710,016 outstanding shares of Common Stock and options to acquire an additional 300,000 shares (which includes 200,000 outstanding shares that are currently owned by Gary S. Kohler), have agreed that they will not, without the Underwriter's prior written consent, offer, sell or contract to sell or otherwise dispose of any shares of Common Stock during the period ending one year after the date of this Prospectus; and that they will not offer, sell or contract to sell or otherwise dispose of more than 10% of the shares of Common Stock which they own during the period beginning one year and ending two years after the date of this Prospectus. As a condition of the underwriting, the Company's other shareholders, who in the aggregate own 404,750 shares of Common Stock, must agree that they will not, without the Underwriter's prior written consent, offer, sell or contract to sell or otherwise dispose of any shares of Common Stock during the period ending six months after the date of this Prospectus. In addition, unless waived by the Underwriter, the Company's shareholders must agree that any sale of shares of the Company's Common Stock which is made by such shareholders during the period ending two years after the date of this Prospectus will be made through the Underwriter. The Company has agreed in the Underwriting Agreement that it will not, without the prior written consent of the Underwriter, file a registration statement relating to any shares of the Company's capital stock (other than a registration statement on Form S-8 relating to shares issuable under a stock option plan), whether such shares are to be sold by the Company or by shareholders of the Company, until at least six months after the date of this Prospectus.

    The Underwriting Agreement provides that, for a period of three years from the date of this Prospectus, the Underwriter will have the right to nominate one person to serve on the Company's Board of Directors, and the Company has agreed to use its best efforts to secure the election of such nominee to the Board of Directors upon request of the Underwriter. The Underwriter intends to exercise its right to nominate a person to sit on the Company's Board of Directors by approving a nominee to be identified by the Company. It is expected that such right will be exercised prior to the end of 1997.

    Prior to this offering, there has been no public market for any of the Company's securities. The Price to Public has been determined by negotiation between the Company and the Underwriter. The factors considered in determining the Price to Public include prevailing market and economic conditions, estimates of the business potential and prospects for the Company, the state of the Company's business operations, an assessment of the Company's management, and the consideration of the above factors in relation to market valuations of companies in related businesses. There can be no assurance that the per Unit Price to Public is indicative of the prices at which the Common Stock and Redeemable Warrants will sell in the public market after this offering.

    The foregoing is a summary of the provisions of the Underwriting Agreement, the Underwriter's Warrant and related documents and does not purport to be a complete statement of their terms and conditions. A copy of the Underwriting Agreement, including the Underwriter's Warrant, has been filed as an exhibit to the Registration Statement.

                                 LEGAL MATTERS

    The validity of the securities offered hereby will be passed upon for the Company by Robins, Kaplan, Miller & Ciresi L.L.P., Minneapolis, Minnesota. Winthrop & Weinstine, P.A., Minneapolis, Minnesota, has acted as counsel to the Underwriter in connection with certain legal matters relating to the securities offered hereby.

                                    EXPERTS

    The Combined Financial Statements of the Company as of and for the years ended December 31, 1995 and 1996, and the Financial Statements for the pay telephone division of TelcoWest and the Financial Statements for CAT for the periods ended December 31, 1995 and 1996, included herein and in the Registration Statement, have been included in reliance upon the reports of Schechter Dokken Kanter Andrews & Selcer, Ltd., Minneapolis, Minnesota, independent certified public accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company has filed with the SEC a Registration Statement under the Securities Act with respect to the securities offered hereby. This Prospectus, filed as a part of the Registration Statement, does not contain certain information set forth in or annexed as exhibits to the Registration Statement. For further information regarding the Company and the securities offered hereby, reference is made to the Registration Statement and to the exhibits filed as a part thereof. Statements contained in this Prospectus and the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such a contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of the Registration Statement may be inspected without charge and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at Northwestern Atrium Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661 and 75 Park Place, 14th Floor, New York, New York 10048. Copies of such materials may be obtained from the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fee. In addition, the SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the SEC. The Web site's address is http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
COMBINED FINANCIAL STATEMENTS FOR INTELLIPHONE, INC. AND CHOICETEL, INC.

  Independent Auditors' Report.............................................................................     F-2

  Combined Balance Sheets as of December 31, 1995 and 1996 and June 30, 1997 (unaudited)...................     F-3

  Combined Statements of Operations for the Years Ended December 31, 1995 and 1996 and for the Six Month
    Periods Ended June 30, 1996 and 1997 (unaudited).......................................................     F-4

  Combined Statements of Shareholders' Equity for the Years Ended December 31, 1995 and 1996 and the Six
    Month Period Ended June 30, 1997 (unaudited)...........................................................     F-5

  Combined Statements of Cash Flows for the Years Ended December 31, 1995 and 1996 and the Six Month
    Periods Ended June 30, 1996 and 1997 (unaudited).......................................................     F-6

  Notes to Combined Financial Statements for the Years Ended December 31, 1995 and 1996 and the Six Month
    Period Ended June 30, 1997 (unaudited).................................................................     F-7

FINANCIAL STATEMENTS FOR TELCO WEST, INC. - PAY TELEPHONE DIVISION

  Independent Auditors' Report.............................................................................    F-13

  Statements of Revenue and Direct Expenses for the Years Ended December 31, 1995 and 1996.................    F-14
  Statement of Assets Acquired by Intelliphone, Inc. on January 2, 1997....................................    F-15

  Notes to Financial Statements for the Years Ended December 31, 1995 and 1996.............................    F-16

FINANCIAL STATEMENTS FOR COMPUTER ASSISTED TECHNOLOGIES, INC.

  Independent Auditors' Report.............................................................................    F-18

  Statements of Operations for the Years Ended December 31, 1995 and 1996..................................    F-19

  Statement of Assets Acquired and Liabilities Assumed by ChoiceTel Communications, Inc.
    on August 14, 1997.....................................................................................    F-20

  Notes to Financial Statements for the Years Ended December 31, 1995 and 1996.............................    F-21

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Intelliphone, Inc. and Choicetel, Inc.
Minneapolis, Minnesota

    We have audited the accompanying combined balance sheets of Intelliphone, Inc. and Choicetel, Inc. ("S" Corporations) as of December 31, 1995 and 1996, and the related combined statements of operations, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Intelliphone, Inc. and Choicetel, Inc. as of December 31, 1995 and 1996, and the combined results of their operations and cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                  /s/ SCHECHTER DOKKEN KANTER ANDREWS & SELCER, LTD.
                                  ----------------------------------------------
                                  SCHECHTER DOKKEN KANTER
                                    ANDREWS & SELCER, LTD.


Minneapolis, Minnesota
March 20, 1997,
except for Note 7
for which the date
is August 14, 1997

                     INTELLIPHONE, INC. AND CHOICETEL, INC.
                            COMBINED BALANCE SHEETS
            DECEMBER 31, 1995 AND 1996 AND JUNE 30, 1997 (UNAUDITED)

                                                                                DECEMBER 31,
                                                                         --------------------------    JUNE 30,
                                                                             1995          1996          1997
                                                                         ------------  ------------  -------------
                                              ASSETS
Current assets:
  Cash.................................................................  $     29,146  $    875,150  $      55,923
  Accounts receivable, net of an allowance for revenue adjustments of
    $109,000 at June 30, 1997..........................................        35,289       172,934        828,269
  Prepaid:
    Rent...............................................................        90,285        78,732        105,027
    Other..............................................................        62,851        82,874        321,352
                                                                         ------------  ------------  -------------
      Total current assets.............................................       217,571     1,209,690      1,310,571
                                                                         ------------  ------------  -------------
Property and equipment:
  Phones and related equipment.........................................     1,964,289     2,373,199      6,135,888
  Accumulated depreciation.............................................      (594,959)     (845,176)    (1,244,576)
                                                                         ------------  ------------  -------------
                                                                            1,369,330     1,528,023      4,891,312
                                                                         ------------  ------------  -------------
  Office equipment and improvements....................................        60,174        66,548         79,265
  Accumulated depreciation.............................................       (23,739)      (36,239)       (34,484)
                                                                         ------------  ------------  -------------
                                                                               36,435        30,309         44,781
                                                                         ------------  ------------  -------------
                                                                            1,405,765     1,558,332      4,936,093
                                                                         ------------  ------------  -------------
Other assets:
  Prepaid rents........................................................       197,232       134,443        120,566
  Rental agreements, net of accumulated amortization of $75,719 in
    1995, $111,073 in 1996 and $139,970 at June 30, 1997...............        91,914        65,632        389,193
  Deferred financing, net of accumulated amortization of $4,975 in
    1995, $33,870 in 1996 and $35,252 at June 30, 1997.................        30,277         1,382              0
                                                                         ------------  ------------  -------------
                                                                              319,423       201,457        509,759
                                                                         ------------  ------------  -------------
                                                                         $  1,942,759  $  2,969,479  $   6,756,423
                                                                         ------------  ------------  -------------
                                                                         ------------  ------------  -------------

                               LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Notes payable........................................................  $    335,000  $    360,000  $   3,475,864
  Current portion of long-term debt....................................       100,572       265,931        210,314
  Accounts payable.....................................................       183,800       136,298        431,513
  Accrued expenses.....................................................         2,127       957,242      1,039,997
  Unearned line charge received........................................             0        16,218          3,580
                                                                         ------------  ------------  -------------
      Total current liabilities........................................       621,499     1,735,689      5,161,268
Long-term debt, net of current portion.................................       828,530       569,702        630,942
Shareholders' equity...................................................       492,730       664,088        964,213
                                                                         ------------  ------------  -------------
                                                                         $  1,942,759  $  2,969,479  $   6,756,423
                                                                         ------------  ------------  -------------
                                                                         ------------  ------------  -------------

                  See notes to combined financial statements.

                     INTELLIPHONE, INC. AND CHOICETEL, INC.
                       COMBINED STATEMENTS OF OPERATIONS
                   YEARS ENDED DECEMBER 31, 1995 AND 1996 AND
           SIX MONTH PERIODS ENDED JUNE 30, 1996 AND 1997 (UNAUDITED)

                                                               FISCAL YEAR ENDED            SIX MONTHS ENDED
                                                                  DECEMBER 31,                  JUNE 30,
                                                           --------------------------  --------------------------
                                                               1995          1996          1996          1997
                                                           ------------  ------------  ------------  ------------
Service revenue..........................................  $  2,817,446  $  3,561,902  $  1,617,720  $  3,767,801
Cost of service..........................................     1,785,062     1,986,985     1,030,640     1,719,284
                                                           ------------  ------------  ------------  ------------
Gross margin.............................................     1,032,384     1,574,917       587,080     2,048,517
                                                           ------------  ------------  ------------  ------------
Selling, general and administrative expenses:
  Salary and benefits....................................       402,268       559,494       263,716       586,585
  Travel and related.....................................        38,895        58,351        28,991        61,992
  Office and overhead....................................       132,331       212,506        65,123       165,205
                                                           ------------  ------------  ------------  ------------
                                                                573,494       830,351       357,830       813,782
Depreciation and amortization............................       247,039       364,849       154,370       436,390
Interest.................................................        90,276       119,649        72,918       324,920
Sales tax contingency....................................             0       865,000             0       110,140
                                                           ------------  ------------  ------------  ------------
                                                                337,315     1,349,498       585,118     1,684,232
                                                           ------------  ------------  ------------  ------------
Income (loss) before income taxes........................       121,575      (604,932)        1,962       363,285
Provision for income taxes (unaudited)...................            --            --            --       127,150
Pro forma provision for income taxes (unaudited).........        42,550             0           687            --
                                                           ------------  ------------  ------------  ------------
Net income (unaudited)...................................            --            --            --  $    236,135
Pro forma net income (loss) (unaudited)..................  $     79,055  $   (604,932) $      1,275            --
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------
Per share:
  Net income (unaudited).................................            --            --            --  $        .12
  Pro forma net income (loss) (unaudited)................  $        .04  $       (.31) $        .00            --
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------
Shares outstanding-weighted average......................     1,935,189     1,948,489     1,935,189     1,951,516
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------

                  See notes to combined financial statements.

                     INTELLIPHONE, INC. AND CHOICETEL, INC.
                  COMBINED STATEMENTS OF SHAREHOLDERS' EQUITY
                   YEARS ENDED DECEMBER 31, 1995 AND 1996 AND
                SIX MONTH PERIOD ENDED JUNE 30, 1997 (UNAUDITED)

                                                       COMMON STOCK
                                          --------------------------------------
                                          CHOICETEL, INC.
                                          ---------------   INTELLIPHONE, INC.
                                                           ---------------------
                                            10,000,000
                                              SHARES             2,000,000
                                            AUTHORIZED       SHARES AUTHORIZED
                                          ---------------  ---------------------  ACCUMULATED   SUBSCRIPTIONS
                                          SHARES   AMOUNT   SHARES      AMOUNT      DEFICIT      RECEIVABLE       TOTAL
                                          -------  ------  ---------  ----------  -----------   -------------   ----------
Balance, January 1, 1995................                   1,622,016  $  474,473  $  (91,627)    $  (28,571)    $  354,275
Stock issued in exchange for retirement
  of debt at $2.00 a share, February
  1995..................................                      25,000      25,000                                    25,000
Stock issued in exchange for retirement
  of debt at $5.00 a share, December
  1995..................................                      10,000      25,000                                    25,000
Dividends...............................                                             (33,120)                      (33,120)
Net income..............................                                             121,575                       121,575
                                          -------  ------  ---------  ----------  -----------   -------------   ----------
Balance, December 31, 1995..............                   1,657,016     524,473      (3,172)       (28,571)       492,730
Collection of subscription receivable...                                                             10,000         10,000
Issuance of stock for:
  Cash..................................                     256,000     910,000                                   910,000
  Subscriptions receivable..............  846,508  $1,000      6,250      25,000                    (26,000)
Dividends...............................                                            (143,710)                     (143,710)
Net loss................................                                            (604,932)                     (604,932)
                                          -------  ------  ---------  ----------  -----------   -------------   ----------
Balance, December 31, 1996..............  846,508  1,000   1,919,266   1,459,473    (751,814)       (44,571)       664,088
Collection of subscription receivable...                                                             25,990         25,990
Issuance of stock.......................                       9,500      38,000                                    38,000
Dividends...............................
Net income..............................                                             236,135                       236,135
                                          -------  ------  ---------  ----------  -----------   -------------   ----------
Balance, June 30, 1997..................  846,508  $1,000  1,928,766  $1,497,473  $ (515,679)    $  (18,581)    $  964,213
                                          -------  ------  ---------  ----------  -----------   -------------   ----------
                                          -------  ------  ---------  ----------  -----------   -------------   ----------

                  See notes to combined financial statements.

                     INTELLIPHONE, INC. AND CHOICETEL, INC.
                       COMBINED STATEMENTS OF CASH FLOWS
                   YEARS ENDED DECEMBER 31, 1995 AND 1996 AND
           SIX MONTH PERIODS ENDED JUNE 30, 1996 AND 1997 (UNAUDITED)

                                                               FISCAL YEAR ENDED            SIX MONTHS ENDED
                                                                  DECEMBER 31,                  JUNE 30,
                                                           --------------------------  --------------------------
                                                               1995          1996          1996          1997
                                                           ------------  ------------  ------------  ------------
Cash flows from operating activities:
  Net (loss) income......................................  $    121,575  $   (604,932) $     (1,962) $    236,135
  Adjustments to reconcile net (loss) income to net cash
    provided by operating activities:
    Depreciation and amortization........................       247,039       364,849       154,370       436,390
    Changes in operating assets and liabilities:
      (Increase) decrease in:
        Accounts receivable..............................        (1,257)     (137,645)       20,020      (655,335)
        Prepaid rent and other...........................      (184,901)       54,319        39,594      (250,896)
      Increase (decrease) in:
        Accounts payable.................................       (13,594)      (47,502)       36,505       295,215
        Accrued expenses.................................        (8,258)      955,115             0        82,755
        Unearned line charge received....................             0        16,218             0       (12,638)
                                                           ------------  ------------  ------------  ------------
Net cash provided by operating activities................       160,604       600,422       252,451       131,626
                                                           ------------  ------------  ------------  ------------
Cash flows used in investing activities, purchase of
  equipment and rental contracts.........................      (623,008)     (462,239)     (230,402)   (4,136,331)
                                                           ------------  ------------  ------------  ------------
Cash flows from financing activities:
  Proceeds from
    Issuance of:
      Long-term debt.....................................       813,102         7,103             0       630,942
      Common stock.......................................             0       910,000        20,000        38,000
    Payments of subscription receivable..................             0        10,000             0        25,990
    Principal payments on long-term debt.................      (324,026)     (100,572)      (50,281)     (625,319)
    Dividends paid.......................................       (33,120)     (143,710)      (16,690)            0
    Net change in notes payable..........................         5,000        25,000        61,152     3,115,864
    Deferred financing costs.............................       (35,252)            0             0             0
                                                           ------------  ------------  ------------  ------------
    Net cash provided by financing activities............       425,704       707,821        14,181     3,185,477
                                                           ------------  ------------  ------------  ------------
Net increase (decrease) in cash..........................       (36,700)      846,004       (36,230)     (819,228)
Cash, beginning balance..................................        65,846        29,146        29,146       875,150
                                                           ------------  ------------  ------------  ------------
Cash, ending balance.....................................  $     29,146  $    875,150  $     65,376  $     55,923
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------
Supplemental disclosure of cash flow information:
  Cash paid for interest.................................  $     96,486  $    121,530  $     60,391  $    310,642
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------
Supplemental schedule of noncash investing and financing
  activities:
  Refinanced debt from notes payable to long-term debt...  $     15,000
                                                           ------------
                                                           ------------
  Retirement of debt through issuance of stock...........  $     50,000
                                                           ------------
                                                           ------------
  Issuance of stock in exchange for subscription
    receivable...........................................                $     26,000
                                                                         ------------
                                                                         ------------

                  See notes to combined financial statements.

                     INTELLIPHONE, INC. AND CHOICETEL, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                   YEARS ENDED DECEMBER 31, 1995 AND 1996 AND

                SIX MONTH PERIOD ENDED JUNE 30, 1997 (UNAUDITED)

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    PRINCIPLES OF COMBINATION:

    The combined financial statements for 1995 and 1996 include the accounts of Intelliphone, Inc. combined with Choicetel, Inc., after elimination of all material intercompany transactions. The combined companies are commonly owned.

    NATURE OF BUSINESS:

    Intelliphone was incorporated in October 1989 to provide coin operated telephone service throughout Minnesota. Since inception, Intelliphone has expanded to other states; however, revenue is generated predominantly in the Minneapolis/St. Paul area.

    Choicetel, Inc. was incorporated in 1995 and was dormant until June 1996 when operations began. Choicetel is a reseller of telephone local line service to pay telephone owners in Minnesota.

    PROPERTY AND EQUIPMENT AND DEPRECIATION METHODS:

    Property and equipment, consisting principally of coin operated telephones, are stated at cost. Depreciation is being provided by the straight-line method over the estimated useful lives, principally seven years, of the related assets. Phone locations are evaluated by management to determine if their carrying amounts had been impaired. No reductions for impaired assets have occurred.

    PREPAID RENTS:

    Prepaid rents represent incentives paid to phone location merchants and property owners to secure long term contracts at such sites and are being amortized as consumed per the rental agreement.

    RENTAL AGREEMENTS:

    Rental agreements consist of the purchase price paid for phone location agreements in excess of the purchase price of the related equipment on site and are amortized on a straight line basis over the estimated remaining life of the rental agreements, currently ranging from five to twelve years.

    DEFERRED FINANCING:

    Deferred financing costs are being amortized over the life of the related note on a straight-line basis.

    UNEARNED LINE CHARGE RECEIVED:

    Collections of the line charge revenue in advance of providing service are deferred until the month the service is provided.

    INCOME TAXES:

    Intelliphone, Inc. and Choicetel, Inc., with the consent of their shareholders, have elected to be "S" corporations under the Internal Revenue Code. Instead of paying corporate income taxes, the

                     INTELLIPHONE, INC. AND CHOICETEL, INC.

                   YEARS ENDED DECEMBER 31, 1995 AND 1996 AND

                SIX MONTH PERIOD ENDED JUNE 30, 1997 (UNAUDITED)

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
(CONTINUED)
shareholders of an "S" corporation are taxed individually on their proportionate share of the Company's taxable income or loss.

    Effective January 1997, Intelliphone's "S" corporation status terminated and it became subject to federal and state income taxes.

    The accompanying statements of operations include an unaudited pro forma provision for income taxes, using a rate of 35 percent, to reflect estimated income tax expense of the Companies as if they had been subject to corporate income taxes in 1995. No pro forma tax credits are provided for in 1996 due to management's belief that such credits would not be realized.

    PRO FORMA EARNING PER SHARE (UNAUDITED):

    Pro forma earnings per share for the years ended December 31, 1995 and 1996 and the six months ended June 30, 1997 are computed on the basis of the number of shares of common stock outstanding during 1995 and 1996 and the six months ended June 30, 1997.

    Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, stock issued by the Company at prices less than the initial offering price during the twelve months immediately preceding the initial public offering, plus common stock equivalents granted at exercise prices less than the initial public offering price during the same period, have been included in the determination of shares used in the calculation of historical earnings (loss) per share as if they were outstanding for all periods.

    USE OF ESTIMATES:

    The timely preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Actual results could differ from those estimates.

                     INTELLIPHONE, INC. AND CHOICETEL, INC.

                   YEARS ENDED DECEMBER 31, 1995 AND 1996 AND

                SIX MONTH PERIOD ENDED JUNE 30, 1997 (UNAUDITED)

2. NOTES PAYABLE:

                                                              DECEMBER 31,         JUNE 30,
                                                         ----------------------  ------------
                                                            1995        1996         1997
                                                         ----------  ----------  ------------
Line of credit, bank, $300,000, interest at 1.0% above
  the bank's prime rate (9.25% at December 31, 1996)
  guaranteed by shareholders and secured by equipment.
  The line was paid off in January 1997................  $  300,000  $  275,000  $          0
Term note, bank, $3,000,000, interest at 2.0% above the
  bank's prime rate (10.5% at June 30, 1997) guaranteed
  by shareholders and secured by equipment. Due January
  1998.................................................           0           0     2,700,000
Note payable, interest only payable monthly at 8.75%.
  Due on demand........................................           0      50,000       100,000
Note payable, interest only payable monthly at 12%. Due
  on demand............................................      35,000      35,000        35,000
Note payable, Telco West, interest only payable monthly
  at 10% through March 1998. Principal due April
  1998(A)..............................................           0           0       364,896
Note payable, interest on payable monthly at 12%
  through April 1997. Thereafter due in monthly
  installments of $2,354 including interest to April
  1999.................................................           0           0        46,293
Notes payable, interest only payable monthly at 12%
  with various maturing dates from March 1997 through
  December 1997........................................           0           0       158,849
Note payable, interest at 12% compounded quarterly.
  Interest due on demand, principal due February
  1998.................................................           0           0        70,826
                                                         ----------  ----------  ------------
                                                         $  335,000  $  360,000  $  3,475,864
                                                         ----------  ----------  ------------
                                                         ----------  ----------  ------------

------------------------

(A) Notes are secured by certain assets of Intelliphone and guaranteed by certain of its shareholders.

                     INTELLIPHONE, INC. AND CHOICETEL, INC.

                   YEARS ENDED DECEMBER 31, 1995 AND 1996 AND

                SIX MONTH PERIOD ENDED JUNE 30, 1997 (UNAUDITED)

3. LONG-TERM DEBT:

                                                                                    DECEMBER 31,        JUNE 30,
                                                                               ----------------------  ----------
                                                                                  1995        1996        1997
                                                                               ----------  ----------  ----------
 Note payable, interest only payable monthly at 12% through April 1997.
   Thereafter due in monthly installments of $2,354 including interest to
   April 1999................................................................      50,000      50,000           0
  Notes payable, interest only payable monthly at 12% with various maturing
    dates from March 1997 through December 1997..............................     150,000     150,000           0
  Note payable, interest at 12% compounded quarterly. Interest due on demand,
    principal due February 1998..............................................      60,823      67,926           0
  Note payable, bank, due in monthly installments of $6,000 plus interest at
    1.25% above bank's prime rate (9.5% at December 31, 1996) to August 2000
    at which time remaining principal is due(A)..............................     468,279     396,279           0
  Note payable, bank, due in monthly installments of $2,381 plus interest at
    1.25% above prime rate (9.5% at December 31, 1996) to December 2000 at
    which time remaining principal is due(A).................................     200,000     171,428           0
  Note payable, Telco West, interest only payable monthly at 10% through June
    1997. Thereafter due in monthly installments of $21,343 including
    interest to June 2001(B).................................................           0           0     841,256
                                                                               ----------  ----------  ----------
                                                                                  929,102     835,633     841,256
  Less current portion.......................................................     100,572     265,931     210,314
                                                                               ----------  ----------  ----------
                                                                               $  828,530  $  569,702  $  630,942
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

------------------------

(A) Notes are secured by all assets of Intelliphone and guaranteed by certain of its shareholders. The loan agreement requires the Company to maintain certain financial ratios and limits compensation and dividends.

(B) Notes are secured by certain assets of Intelliphone and guaranteed by certain of its shareholders.

    At December 31, 1995 and 1996, and June 30, 1997, notes with shareholders and shareholder family members included in long-term debt and notes payable amounted to $135,000 at an interest rate of 12%.

    Future maturities of long-term debt as of December 31, 1996, and June 30, 1997, are as follows:

                                                                                 AMOUNT AT
YEAR ENDING DECEMBER 31,                                                     DECEMBER 31, 1996
---------------------------------------------------------------------------  -----------------
1997.......................................................................     $   265,931
1998.......................................................................         193,955
1999.......................................................................         109,756
2000.......................................................................         265,991
                                                                                   --------
                                                                                $   835,633

                     INTELLIPHONE, INC. AND CHOICETEL, INC.

                   YEARS ENDED DECEMBER 31, 1995 AND 1996 AND

                SIX MONTH PERIOD ENDED JUNE 30, 1997 (UNAUDITED)

3. LONG-TERM DEBT: (CONTINUED)

                                                                                 AMOUNT AT
TWELVE MONTHS ENDING JUNE 30,                                                  JUNE 30, 1997
---------------------------------------------------------------------------  -----------------
1998.......................................................................     $   210,314
1999.......................................................................         210,314
2000.......................................................................         210,314
2001.......................................................................         210,314
                                                                                   --------
                                                                                $   841,256

4. COMMITMENTS AND CONTINGENCY:

    PHONE LOCATIONS:

    Intelliphone, Inc. rents phone locations from merchants and property owners under varying lease terms, usually five or more years, generally cancelable by the Company upon 15 days notice.

    SALES TAX CONTINGENCY:

    After an original contact by Intelliphone, Inc., the Minnesota Department of Revenue conducted an audit of the Company's revenues for calculation of sales taxes the department asserts are due on telephone receipts. While the Company does not believe its coin receipts are subject to sales tax and has notified the Minnesota Department of Revenue of its position, it may have to assert its position in the Minnesota courts in order to prevail. The financial statements include an accrual management believes is sufficient to cover this contingency.

5. CONCENTRATION OF CREDIT RISK:

    Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash in excess of FDIC insurance limits. At December 31, 1996, Intelliphone, Inc. had cash of approximately $765,000 in excess of FDIC insurance limits in one financial institution. No losses have been experienced from such deposits.

6. STOCK AND STOCK OPTIONS:

    Intelliphone intends to make a public offering of its securities. The proceeds of the offering will be used to retire debt, to finance acquisitions and expansion and for working capital.

    Intelliphone has issued stock options to a member of management providing for the issuance of up to 50,000 shares of common stock at a price of $1.50 per share expiring October 31, 1998.

    Subsequent to December 31, 1996, Intelliphone declared a 2 for 1 stock split. This stock split has been reflected in all share and per share amounts as if the split had occurred on January 1, 1995.

                     INTELLIPHONE, INC. AND CHOICETEL, INC.

                   YEARS ENDED DECEMBER 31, 1995 AND 1996 AND

                SIX MONTH PERIOD ENDED JUNE 30, 1997 (UNAUDITED)

7. SUBSEQUENT EVENTS:

    In January 1997, Intelliphone purchased a route of pay telephones in the Northwestern United States. The route consists of approximately 1,020 pay phones. The purchase price was approximately $3,300,000 and was accounted for under the purchase method and financed primarily with bank and seller financing.


    In August 1997, Intelliphone purchased another provider of pay telephones in Minnesota and Wisconsin. The purchase added approximately 685 additional pay telephones and was financed through the issuance of stock and assumption of debt.


    A condensed pro forma balance sheet as if these transactions had closed on December 31, 1996 is as follows:

                                                                         DECEMBER 31,                 PRO FORMA
                                                                             1996        PURCHASE    DECEMBER 31,
                                                                            ACTUAL     ADJUSTMENTS       1996
                                                                         ------------  ------------  ------------
Current assets.........................................................   $1,209,690   $   (160,000)  $1,049,690
Property and equipment, net............................................    1,558,332      4,691,956    6,250,288
Other assets...........................................................      201,457        878,344    1,079,801
                                                                         ------------  ------------  ------------
                                                                          $2,969,479   $  5,410,300   $8,379,779
                                                                         ------------  ------------  ------------
                                                                         ------------  ------------  ------------
Liabilities............................................................   $2,305,391   $  4,711,900   $7,017,291
Shareholders' equity...................................................      664,088        698,400    1,362,488
                                                                         ------------  ------------  ------------
                                                                          $2,969,479   $  5,410,300   $8,379,779
                                                                         ------------  ------------  ------------
                                                                         ------------  ------------  ------------


    The Company will amortize the rental agreements acquired in these acquisitions on a straight-line basis over a period of 12 years. The average remaining term for these agreements, assuming the renewal provisions thereof are not triggered, is approximately 4 years and 3.5 years for the phones acquired in January and August, respectively. However, the Company has found that the actual life of a rental agreement is more closely related to how long the location owner remains in business than the remaining term of the contract. The Company's rental agreements generally have automatic renewal provisions. While the Company has no historical data on the renewal experience of the companies from whom the phones were acquired, it estimates, based on its own limited renewal experience, that the average life of the acquired rental agreements is 15 to 16 years. The Company's experience has been, and it continues to believe, that rental agreements generally renew automatically.


    In March 1997, Choicetel, Inc. became a wholly owned subsidiary of Intelliphone, Inc.

    In April 1997, Intelliphone, Inc. changed its name to ChoiceTel Communications, Inc.

    Also, in April 1997, the Company adopted the 1997 Long-Term Incentive and Stock Option Plan (the "Plan") which allows for the granting of options to purchase up to 100,000 shares of common stock to directors, officers, other employees and consultants. Options under the Plan may be either incentive stock options (intended to qualify for preferential tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended) or non-qualified stock options. As of July 31, 1997, no options had been granted under the Plan.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
ChoiceTel Communications, Inc.
Minneapolis, Minnesota

    We have audited the accompanying statements of revenue and direct expenses of the pay telephone division of Telco West, Inc. for the years ended December 31, 1995 and 1996 and the statement of assets acquired by Intelliphone, Inc. on January 2, 1997. These financial statements are the responsibility of the Telco West management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations of the pay telephone division of Telco West, Inc. for the years ended December 31, 1996 and 1995, and the assets acquired by Intelliphone, Inc. on January 2, 1997, in conformity with generally accepted accounting principles.

    The statements of revenue and direct expenses are intended to be part of a filing for ChoiceTel Communications, Inc. for sale of its securities under Regulation S-B and are presented on a basis that is required for the filing with the Securities and Exchange Commission as more fully described in Note 1.

                                  /s/ SCHECHTER DOKKEN KANTER ANDREWS & SELCER, LTD.
                                  ----------------------------------------------
                                  SCHECHTER DOKKEN KANTER
                                    ANDREWS & SELCER, LTD.

Minneapolis, Minnesota
April 30, 1997

                    TELCO WEST, INC. PAY TELEPHONE DIVISION

                   STATEMENTS OF REVENUE AND DIRECT EXPENSES

                     YEARS ENDED DECEMBER 31, 1995 AND 1996

                                                                                            1995          1996
                                                                                        ------------  ------------
Revenues:
  Coin collection.....................................................................  $  1,624,187  $  1,308,067
  Intellicall.........................................................................     1,268,073       807,793
  Long distance.......................................................................       250,182       224,888
  Other phone.........................................................................        93,342       174,630
  Gain on sale of equipment...........................................................       184,090       146,730
  Other operating income..............................................................         6,299         1,886
                                                                                        ------------  ------------
                                                                                           3,426,173     2,663,994
                                                                                        ------------  ------------
Direct expenses:
  Depreciation........................................................................       414,924       307,331
  Interest............................................................................       133,273        95,323
  Other direct expenses...............................................................     2,314,103     1,878,802
                                                                                        ------------  ------------
                                                                                           2,862,300     2,281,456
                                                                                        ------------  ------------
Income from pay telephone operations before pro forma income tax provision............       563,873       382,538
Pro forma provision for income taxes (unaudited)......................................       197,355       133,888
                                                                                        ------------  ------------
Pro forma net income from pay telephone operations (unaudited)........................  $    366,538  $    248,650
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                       See notes to financial statements.

                    TELCO WEST, INC. PAY TELEPHONE DIVISION

               STATEMENT OF ASSETS ACQUIRED BY INTELLIPHONE, INC.

                                JANUARY 2, 1997

Assets acquired (at historical cost):
  Phones and equipment..............................................................................  $  1,645,574
  Less: Accumulated depreciation....................................................................     1,055,930
                                                                                                      ------------
Total assets acquired...............................................................................  $    589,644
                                                                                                      ------------
                                                                                                      ------------

                       See notes to financial statements.

                    TELCO WEST, INC. PAY TELEPHONE DIVISION

                         NOTES TO FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1995 AND 1996

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    NATURE OF BUSINESS AND BASIS OF PRESENTATION:

    The Company provides telecommunications services to the hospitality and direct consumer markets in the Pacific Northwest. In January of 1997, Intelliphone, Inc. purchased the pay telephone division of Telco West, Inc. The financial statements include the results of operations of the pay telephone division only and include any direct revenues and expenses of the division. The revenues and expenses of Telco Hospitality division and Central Office expenses of Telco West, principally personnel expenses relating to employees not retained in the acquisition, are not included in the financial statements.

    DEPRECIATION EXPENSE:

    Pay telephones and other assets are depreciated using an accelerated method over their estimated useful lives of seven years.

    USE OF ESTIMATES:

    The timely preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Actual results could differ from those estimates.

    INCOME TAXES:

    The Company's shareholders have elected to have the corporation taxed under Subchapter "S" of the Internal Revenue Code. Therefore, no provision for income taxes has been made on its earnings. The taxes, if any, are the liability of the Company's shareholders.

2. LEASES:

    The Company leases certain pay phones under two capital leases which expire in 1997. Amortization expense for this equipment is included with depreciation expense.

    Future minimum lease payments under the capital leases and the net present value of future minimum lease payments are as follows:

                                                                                      AMOUNT
                                                                                    ----------
Year ending December 31, 1997.....................................................  $  331,380
Less amounts representing interest................................................      13,637
                                                                                    ----------
Net present value of future minimum lease payments................................  $  317,743
                                                                                    ----------
                                                                                    ----------

3. COMMITMENTS:

    PHONE LOCATIONS:

    The Company has entered into various contracts with merchants and property owners of the pay phone locations with terms ranging from one to ten years, cancelable upon 30 days notice by the Company.

                    TELCO WEST, INC. PAY TELEPHONE DIVISION

                     YEARS ENDED DECEMBER 31, 1995 AND 1996

4. ALLOCATION OF PURCHASE PRICE:

    Intelliphone, Inc. allocated the purchase price for the Company's pay telephone division, acquired January 2, 1997, as follows:

Phones..........................................................  $3,038,001
Rental and non-compete agreements...............................    336,744
                                                                  ---------
                                                                  $3,374,745
                                                                  ---------
                                                                  ---------

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
ChoiceTel Communications, Inc.
Minneapolis, Minnesota

We have audited the accompanying statements of operations of Computer Assisted Technologies, Inc. for the years ended December 31, 1995 and 1996 and the statement of assets acquired and liabilities assumed by ChoiceTel Communications, Inc. on August 14, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations of Computer Assisted Technologies, Inc. for the years ended December 31, 1996 and 1995, and the assets acquired and liabilities assumed by ChoiceTel Communications, Inc. on August 14, 1997 in conformity with generally accepted accounting principles.

                                  /s/ SCHECHTER DOKKEN KANTER ANDREWS & SELCER, LTD.
                                  ----------------------------------------------
                                  SCHECHTER DOKKEN KANTER
                                    ANDREWS & SELCER, LTD.

Minneapolis, Minnesota
August 14, 1997

                      COMPUTER ASSISTED TECHNOLOGIES, INC.

                            STATEMENTS OF OPERATIONS

                     YEARS ENDED DECEMBER 31, 1995 AND 1996

                                                                                             1995         1996
                                                                                          ----------  ------------
Revenues:
  Coin collection.......................................................................  $  866,425  $  1,374,286
  Long distance.........................................................................      89,005        48,010
  Other operating income................................................................       3,292        57,041
                                                                                          ----------  ------------
                                                                                             958,722     1,479,337
                                                                                          ----------  ------------
                                                                                          ----------  ------------
Expenses:
  Depreciation and amortization.........................................................      59,000       158,044
  Interest..............................................................................      95,577       180,000
  Other operating expenses..............................................................     779,045     1,396,344
                                                                                          ----------  ------------
                                                                                             933,622     1,734,388
                                                                                          ----------  ------------
Income (loss) before pro forma income tax provision.....................................      25,100      (255,051)
Pro forma provision for income tax (credit) (unaudited).................................       8,785        (8,785)
                                                                                          ----------  ------------
Pro forma net income (loss) (unaudited).................................................  $   16,315  $   (246,266)
                                                                                          ----------  ------------
                                                                                          ----------  ------------

                       See notes to financial statements.

                      COMPUTER ASSISTED TECHNOLOGIES, INC.

              STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED
                       BY CHOICETEL COMMUNICATIONS, INC.
                                AUGUST 14, 1997

Assets acquired (at historical cost):
  Phones........................................................................  $1,443,989
  Less: Accumulated depreciation................................................    213,910
                                                                                  ---------
Total assets acquired...........................................................  $1,230,079
                                                                                  ---------
                                                                                  ---------
Liabilities assumed:
  Note payable at 8.5%..........................................................  $ 350,000
  Lease payable.................................................................    920,346
  Loan - TeleCapital Leasing....................................................    201,554
                                                                                  ---------
Total liabilities assumed.......................................................  $1,471,900
                                                                                  ---------
                                                                                  ---------

                       See notes to financial statements.

                      COMPUTER ASSISTED TECHNOLOGIES, INC.

                         NOTES TO FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1995 AND 1996

1.  NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    NATURE OF BUSINESS AND BASIS OF PRESENTATION:

    The Company provides pay phone services to direct consumer markets mainly in Minnesota. In January of 1997, the Company reached an agreement to sell its pay telephone operations to ChoiceTel Communications, Inc.

    The statement of operations includes all revenues and expenses of the Company. The statement of assets to be acquired and liabilities to be assumed by ChoiceTel Communications, Inc. is based upon the terms of the agreement for sale and purchase of assets dated March 14, 1997.

    DEPRECIATION EXPENSE:

    Pay telephones and other assets are depreciated using a straight-line method over their estimated useful lives of seven years.

    USE OF ESTIMATES:

    The timely preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Actual results could differ from those estimates.

    INCOME TAXES:

    The Company's shareholders have elected to have the corporation taxed under Subchapter "S" of the Internal Revenue Code. Therefore, no provision for income taxes has been made on the earnings of the Company. The taxes, if any, are the liability of the Company's shareholders.

2.  LEASES:

    The Company leases certain pay phones under three capital leases which expire in 1999, 2000, and 2001. Amortization expense for this equipment is included with depreciation expenses.

    Net present value of future minimum lease payments under the capital leases are as follows:

                                                                                     AMOUNT
                                                                                  ------------
1997............................................................................  $    345,396
1998............................................................................       345,396
1999............................................................................       341,011
2000............................................................................        85,221
2001............................................................................        80,301
                                                                                  ------------
                                                                                     1,197,325
Less amounts representing interest..............................................      (276,979)
                                                                                  ------------
Net present value of future minimum lease payments..............................  $    920,346
                                                                                  ------------
                                                                                  ------------

The leases are to be assumed by ChoiceTel Communications, Inc. upon the completion of the acquisition.

                      COMPUTER ASSISTED TECHNOLOGIES, INC.

                     YEARS ENDED DECEMBER 31, 1995 AND 1996

3. ALLOCATION OF PURCHASE PRICE:

    ChoiceTel Communications, Inc. allocated the purchase price for certain of the Company's assets, acquired August 14, 1997, as follows:

Phones..........................................................  $1,725,165
Rental agreements...............................................    545,135
                                                                  ---------
                                                                  $2,270,300
                                                                  ---------
                                                                  ---------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE HEREBY. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO PURCHASE BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
Index of Certain Defined Terms............................................    2
Prospectus Summary........................................................    3
Risk Factors..............................................................    6
Use of Proceeds...........................................................   11
Dividend Policy...........................................................   12
Capitalization............................................................   13
Dilution..................................................................   14
Selected Combined Financial Data..........................................   15
Reorganization............................................................   16
Management's Discussion and Analysis of
  Financial Condition and Results of Operations...........................   17
Business..................................................................   23
Management................................................................   32
Certain Transactions......................................................   35
Principal Shareholders....................................................   36
Securities Eligible for Future Sale.......................................   37
Description of Securities.................................................   38
Underwriting..............................................................   42
Legal Matters.............................................................   44
Experts...................................................................   44
Additional Information....................................................   44
Index to Financial Statements.............................................  F-1


                            ------------------------

    UNTIL            , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS AND SALESPERSONS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                 800,000 UNITS
                            EACH UNIT CONSISTING OF
                           ONE SHARE OF COMMON STOCK
                                      AND
                                 ONE REDEEMABLE
                         COMMON STOCK PURCHASE WARRANT

                                   CHOICETEL
                                COMMUNICATIONS,
                                      INC.

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                               EQUITY SECURITIES
                               INVESTMENTS, INC.

                                          , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

    Since June 1, 1994, the Registrant has issued or sold the securities described below without registration under the Act. The transactions described below are claimed to be exempt from registration pursuant to Section 4(2) of the Securities Act as they were isolated transactions and did not involve any public offering, and, in the case of the private placement described in Paragraph 8 below, under Rule 506 under Regulation D under the Act.

     1. FEBRUARY 21, 1995 CONVERSION OF DEBT TO EQUITY: On February 21, 1995, Jeffrey R. Paletz, an officer and director of the Registrant, converted $25,000 of the principal balance of the Registrant's Promissory Note, issued to him in connection with a loan made to the Registrant, into 25,000 shares of Common Stock.

     2. FEBRUARY 21, 1995 ISSUANCE OF COMMON STOCK: On February 21, 1995, the Registrant issued 6,000 shares of Common Stock valued at $6,000 to Jack S. Kohler, an officer of the Registrant, as compensation, in part, for services rendered.

     3. OCTOBER 19, 1995 ISSUANCE OF COMMON STOCK: On October 15, 1995, the Registrant issued 6,000 shares of Common Stock valued at $6,000 to Jack S. Kohler, an officer of the Registrant, as compensation, in part, for services rendered.

     4. DECEMBER 27, 1995 CONVERSION OF DEBT TO EQUITY: On December 27, 1995, Ronald Gross, a shareholder of the Registrant, converted $25,000 of the principal balance of the Registrant's Promissory Note, issued to him in connection with a loan made to the Registrant, into 10,000 shares of Common Stock.

     5. MARCH 1, 1996 ISOLATED SALE OF COMMON STOCK: On March 1, 1996, the Registrant sold 8,000 shares of Common Stock to Gary S. Kohler, an officer and director of the Registrant, for $20,000.

     6. OCTOBER 15, 1996 ISSUANCE OF COMMON STOCK: On October 15, 1996, the Registrant issued 6,000 shares of Common Stock valued at $15,000 to Jack S. Kohler, an officer of the Registrant, as compensation, in part, for services rendered.

     7. DECEMBER 16, 1996 ISSUANCE OF STOCK OPTION: On December 16, 1996, the Registrant granted to Jill Noreen, an employee, an option to purchase 10,000 shares of Common Stock with an exercise price of $4.00 per share.

     8. JANUARY 15, 1997 PRIVATE PLACEMENT OF COMMON STOCK: On January 15, 1997, the Registrant sold 223,750 shares of Common Stock to five accredited investors, namely Glenn E. Diamond, Efraim Gildor, Irvin Kessler, Gary S. Kohler and Circle F Ventures, LLC, for aggregate consideration of $895,000.

     9. MARCH 1,1997 ISSUANCE OF STOCK OPTION: On March 1, 1996, the Registrant granted to Robert T. Montague, a consultant, an option to purchase 12,500 shares of Common Stock with an exercise price of $4.00 per share.

    10. MAY 29, 1997 ISSUANCE OF COMMON STOCK: On May 29, 1997, the Registrant issued 12,000 shares of Common Stock valued at $48,000 to Jack S. Kohler, an officer of the Registrant, as compensation, in part, for services rendered.

    11. AUGUST 14, 1997 ISSUANCE OF COMMON STOCK: On August 14, 1997, in connection with an acquisition of assets, the Registrant issued 186,240 shares of Common Stock in the aggregate to Ruth Elder, Jack Elder and Dustin Elder, representing $698,400 of the purchase price for the assets, and an option to Dustin Elder to purchase 50,000 shares of Common Stock, with the options for 20,000 shares having an exercise price of $6.75 per share and the exercise prices of the remaining options to be determined as of the date the options vest.

    The purchasers of the securities described above represented that they acquired them for their own account and not with a view to any distribution thereof to the public. The Registrant made inquiries of purchasers of securities in these transactions and obtained representations from such purchasers to establish that such issuances qualified for an exemption from the registration requirements of the Securities Act. The certificates representing the securities bear legends stating that the shares are not to be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act or an exemption from such registration requirements.

ITEM 27.  EXHIBITS.

 EXHIBIT NO.                                       DESCRIPTION                                      MANNER OF FILING
-------------  -----------------------------------------------------------------------------------  ----------------
       1.1     Form of Underwriting Agreement, including Underwriter's Warrant                             1
       1.2     Form of Selected Dealer Agreement                                                           2
       3.1     Amended and Restated Articles of Incorporation                                              2
       3.2     By-laws                                                                                     2
       4.1     Specimen Certificate representing the Common Stock                                          2
       4.2     Form of Redeemable Warrant Agreement with Norwest Bank Minnesota, National
                 Association, including certificate representing the Redeemable Warrants                   2
       5       Opinion of Robins, Kaplan, Miller & Ciresi L.L.P.                                           1
      10.1     1997 Long-Term Incentive and Stock Option Plan                                              2
      10.2     Lease Agreement                                                                             2
      10.3     Bonus Program                                                                               2
      10.4     Amended and Restated Loan Agreement with National City Bank, dated as of January 2,
                 1997                                                                                      2
      10.5     Promissory Note payable to Serene Paletz, dated April 10, 1995                              2
      10.6     Promissory Note payable to William Opsahl, dated, April 18, 1995                            2
      10.7     Promissory Note payable to Miriam Graf, dated November 3, 1995                              2
      10.8     Promissory Note payable to William Opsahl, dated December 2, 1995                           2
      10.9     Promissory Note payable to Ronald M. Gross and Elaine Weitzman, dated December 7,
                 1995                                                                                      2
      10.10    Promissory Note payable to William B. Topp and Norma Topp, dated July 7, 1996               2
      10.11    Promissory Note payable to The Topp Family Trust, dated July 27, 1996                       2
      10.12    Agreement for Sale and Purchase of Business Assets with Telco West, Inc. ("Telco"),
                 dated January 2, 1997                                                                     2
      10.13    Installment Collateral Note payable to Telco, dated January 2, 1997                         2
      10.14    Installment Collateral Note payable to Telco, dated January 2, 1997                         2
      10.15    Agreement for Sale and Purchase of Assets with Computer Assisted Technologies, Inc.
                 ("CAT"), dated as of March 14, 1997                                                       2
      10.16    Route Service Agreement with CAT, dated as of February 1, 1997                              2
      10.17    Employment Agreement with Jeffrey R. Paletz, dated as of April 15, 1997                     2
      10.18    Employment Agreement with Melvin Graf, dated as of April 15, 1997                           2
      10.19    Employment Agreement with Jack S. Kohler, dated as of April 15, 1997                        2
      10.20    Agreement for Service Resale with U.S. West Communications, Inc., undated                   2
      10.21    Employment and Non-Competition Agreement with Dustin Elder, dated August 14, 1997           1

 EXHIBIT NO.                                       DESCRIPTION                                      MANNER OF FILING
-------------  -----------------------------------------------------------------------------------  ----------------
      10.22    Lease                                                                                       1
      21       Subsidiaries of the Registrant                                                              2
      23.1     Consent of Robins, Kaplan, Miller & Ciresi L.L.P. (included in Exhibit 5)                   1
      23.2     Consent of Schechter Dokken Kanter Andrews & Selcer, Ltd.                             Filed herewith

------------------------

(1) Exhibit so marked was filed with the Securities and Exchange Commission on August 22, 1997, as an exhibit to the Registrant's Amendment No. 1 to Registration Statement on Form SB-2 (Reg. No. 333-29969).

(2) Exhibit so marked was filed with the Securities and Exchange Commission on June 25, 1997, as an exhibit to the Registrant's Registration Statement on Form SB-2 (Reg. No. 333-29969).

                                   SIGNATURES


    In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, in the City of Minneapolis, State of Minnesota, on September 16, 1997.


                                CHOICETEL COMMUNICATIONS, INC.

                                By:              /s/ JACK S. KOHLER
                                     -----------------------------------------
                                                   Jack S. Kohler
                                     VICE PRESIDENT AND CHIEF FINANCIAL OFFICER


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to Registration Statement has been signed below by the following persons in the capacities indicated on September 16, 1997.


          SIGNATURE                       TITLE
------------------------------  --------------------------

              *                 President and Director
------------------------------    (principal executive
      Jeffrey R. Paletz           officer)

                                Vice President and Chief
      /s/ JACK S. KOHLER          Financial Officer
------------------------------    (principal financial and
        Jack S. Kohler            accounting officer)

              *
------------------------------  Director
        Gary S. Kohler

              *
------------------------------  Director
         Melvin Graf

------------------------------  Director
      Robert A. Hegstrom

*By:  /s/ JACK S. KOHLER
      -------------------------
      Jack S. Kohler
      Attorney-in-Fact

                                 EXHIBIT INDEX
                              DOCUMENT DESCRIPTION

 EXHIBIT NO.                                       DESCRIPTION                                      MANNER OF FILING
-------------  -----------------------------------------------------------------------------------  ----------------
       1.1     Form of Underwriting Agreement, including Underwriter's Warrant                             1
       1.2     Form of Selected Dealer Agreement                                                           2
       3.1     Amended and Restated Articles of Incorporation                                              2
       3.2     By-laws                                                                                     2
       4.1     Specimen Certificate representing the Common Stock                                          2
       4.2     Form of Redeemable Warrant Agreement with Norwest Bank Minnesota, National
                 Association, including certificate representing the Redeemable Warrants                   2
       5       Opinion of Robins, Kaplan, Miller & Ciresi L.L.P.                                           1
      10.1     1997 Long-Term Incentive and Stock Option Plan                                              2
      10.2     Lease Agreement                                                                             2
      10.3     Bonus Program                                                                               2
      10.4     Amended and Restated Loan Agreement with National City Bank, dated as of January 2,
                 1997                                                                                      2
      10.5     Promissory Note payable to Serene Paletz, dated April 10, 1995                              2
      10.6     Promissory Note payable to William Opsahl, dated, April 18, 1995                            2
      10.7     Promissory Note payable to Miriam Graf, dated November 3, 1995                              2
      10.8     Promissory Note payable to William Opsahl, dated December 2, 1995                           2
      10.9     Promissory Note payable to Ronald M. Gross and Elaine Weitzman, dated December 7,
                 1995                                                                                      2
      10.10    Promissory Note payable to William B. Topp and Norma Topp, dated July 7, 1996               2
      10.11    Promissory Note payable to The Topp Family Trust, dated July 27, 1996                       2
      10.12    Agreement for Sale and Purchase of Business Assets with Telco West, Inc. ("Telco"),
                 dated January 2, 1997                                                                     2
      10.13    Installment Collateral Note payable to Telco, dated January 2, 1997                         2
      10.14    Installment Collateral Note payable to Telco, dated January 2, 1997                         2
      10.15    Agreement for Sale and Purchase of Assets with Computer Assisted Technologies, Inc.
                 ("CAT"), dated as of March 14, 1997                                                       2
      10.16    Route Service Agreement with CAT, dated as of February 1, 1997                              2
      10.17    Employment Agreement with Jeffrey R. Paletz, dated as of April 15, 1997                     2
      10.18    Employment Agreement with Melvin Graf, dated as of April 15, 1997                           2
      10.19    Employment Agreement with Jack S. Kohler, dated as of April 15, 1997                        2
      10.20    Agreement for Service Resale with U.S. West Communications, Inc., undated                   2
      10.21    Employment and Non-Competition Agreement with Dustin Elder, dated August 14, 1997           1
      10.22    Lease                                                                                       1
      21       Subsidiaries of the Registrant                                                              2
      23.1     Consent of Robins, Kaplan, Miller & Ciresi L.L.P. (included in Exhibit 5)                   1
      23.2     Consent of Schechter Dokken Kanter Andrews & Selcer, Ltd.                             Filed herewith

------------------------

(1) Exhibit so marked was filed with the Securities and Exchange Commission on August 22, 1997, as an exhibit to the Registrant's Amendment No. 1 to Registration Statement on Form SB-2 (Reg. No. 333-29969).

(2) Exhibit so marked was filed with the Securities and Exchange Commission on June 25, 1997, as an exhibit to the Registrant's Registration Statement on Form SB-2 (Reg. No. 333-29969).